                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                 Date of Report:
                                 August 31, 2000
                         (Date of earliest event reported)




                           CITIZENS COMMUNICATIONS COMPANY
               (Exact name of Registrant as specified in charter)



          Delaware                    001-11001              06-0619596
(State or other jurisdiction   (Commission File Number)   (IRS Employer
      of incorporation)                                   Identification No.)



3 High Ridge Park, P.O. Box 3801, Stamford, Connecticut        06905
-------------------------------------------------------        -----
(Address of principal executive offices)                   (Zip Code)



                                 (203) 614-5600
               (Registrant's telephone number, including area code)


                          No change since last report
             (Former name or address, if changed since last report)

Item 7. Financial Statements, Exhibits.

(a) Financial Statements of Businesses acquired

*GTE Combined Entities for the six months ended June 30, 2000 and 1999
(unaudited)
*GTE Combined Entities for the years ended December 31, 1999, 1998 and 1997 *Contel of Minnesota, Inc. for the six months ended June 30, 2000 and 1999 (unaudited)
*Contel of Minnesota, Inc. for the years ended December 31, 1999 and 1998 *Contel of Minnesota, Inc. for the years ended December 31, 1998 and 1997

(b) Pro forma Financial Information

* Pro forma Balance Sheet as of June 30, 2000 and Pro forma Income Statements for the six months ended June 30, 2000 and for the year ended December 31, 1999.

(c)     Exhibits

23.1    Consent of KPMG
23.2    Consent of Arthur Andersen

                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      CITIZENS COMMUNICATIONS COMPANY
                                      Registrant




                                     By:/s/ Livingston E. Ross
                                     -------------------------------
                                     Livingston E. Ross
                                     Vice President, Reporting and Audit






Date:    November 14, 2000

                         PROFORMA FINANCIAL INFORMATION

    On May 27, September 21, and December 16, 1999, we announced that we had entered into definitive agreements to purchase from Verizon Communications, formerly GTE Corp., approximately 366,000 telephone access lines (as of December 31, 1999) in Arizona, California, Illinois, Minnesota and Nebraska (GTE Acquisitions) for approximately $1.171 billion in cash. The acquisitions are subject to various state and federal regulatory approvals. The Nebraska and Minnesota purchases closed on June 30, 2000 and August 31, 2000, respectively. The attached pro forma financial statements include the effect of all the GTE Acquisitions to illustrate the financial characteristics of the entire transaction. We expect that the remainder of these transactions will close throughout the next 9 months.

    On June 16, 1999, we announced that we had entered into a series of definitive agreements to purchase from Qwest Communications, formerly US West, approximately 545,000 telephone access lines (as of December 31, 1999) in Arizona, Colorado, Idaho, Iowa, Minnesota, Montana, Nebraska, North Dakota and Wyoming (US West Acquisitions) for approximately $1.65 billion in cash. The acquisitions are subject to various state and federal regulatory approvals. The North Dakota purchase closed on October 31, 2000. We expect that the remainder of these transactions will close throughout the next 9 months. The US West Acquisition is not included in these pro forma financial statements.

    On July 12, 2000, we announced that we had agreed to acquire approximately
    1.1 million telephone access lines for $3.65 billion, including $136 million in debt, through the purchase of Frontier (the Frontier Acquisition), the trade name of the local exchange carrier operations of Global Crossing, Ltd. The access lines are in New York, Minnesota, Iowa, Wisconsin, Pennsylvania, Alabama, Georgia, Michigan, Illinois, Mississippi and Indiana . The transaction is subject to various state and federal regulatory approvals and is expected to be completed in the first half of 2001. The Frontier Acquisition is not included in these pro forma financial statements.

    The following unaudited pro forma condensed combined financial information of Citizens Communications Company and the GTE Acquisitions, which are referred to as "Pro Forma Citizens Communications Company," has been prepared to illustrate the effects of the GTE Acquisitions and related financing had it been completed as of June 30, 2000 or at the beginning of the periods presented. This pro forma information does not give effect to the other pending acquisitions and the related financing.

    Citizens Communications Company has prepared the pro forma financial information using the purchase method of accounting. Citizens Communications Company expects that it will continue to have increased expenses until all acquisitions are fully integrated, and expects to achieve economies of scale through the acquired properties that will both expedite its ability to provide new and differentiated services and make those services more economically efficient. We expect that these acquisitions will therefore provide us the opportunity to increase revenue and decrease cost per access line. The unaudited pro forma information does not reflect these increased expenses and economies of scale.

    Our regulated telecommunications operations are subject to the provisions of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." SFAS 71 requires regulated entities to record regulatory assets and liabilities as a result of actions of regulators. We are currently evaluating the continued applicability of SFAS 71. The operations acquired in the GTE Acquisition is not accounted for under SFAS 71 and we will continue to account for these properties as non-regulated entities pending the outcome of our evaluation.

    The pro forma information, while helpful in illustrating the financial characteristics of the combined company, does not attempt to predict or suggest future results. The pro forma information also does not attempt to show how the combined company would actually have performed had the companies been combined throughout these periods. If the companies had actually been combined in prior periods, these companies and businesses might have performed differently. You should not rely on pro forma financial information as an indication of the results that would have been achieved if the GTE Acquisitions had taken place earlier or the future results that the companies will experience after completion of these transactions.

    These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements of the GTE Acquisitions included in this document and the historical financial statements of Citizens Communications Company incorporated by reference in this document.

        CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
                   PROFORMA BALANCE SHEET DATA
                       AS OF JUNE 30, 2000
                           (UNAUDITED)

                                                                                                         PROFORMA
                                                                              CITIZENS      ---------------------------------
(AMOUNTS IN THOUSANDS)                                                       6/30/2000      ADJUSTMENTS              ADJUSTED
----------------------                                                       ---------      -----------              --------
Cash                                                                       $   49,150      $       --             $   49,150
Accounts receivable, net                                                      214,421              --                214,421
Other                                                                          35,286              --                 35,286
                                                                           ----------      ----------             ----------
  Total current assets                                                        298,857              --                298,857

Net Property, Plant & Equipment                                             3,264,007         288,132(1)           3,552,139
Excess of Cost over Net Assets Acquired                                            --         882,868(1)             882,868

Investments                                                                   493,444        (493,444)(1)                -
Regulatory assets                                                             182,847              --                182,847
Deferred debits and other assets                                              154,346              --                154,346
Assets of discontinued operations                                           1,679,821              --              1,679,821
                                                                           ----------      ----------             ----------
    Total assets                                                           $6,073,322      $  677,556             $6,750,878
                                                                           ==========      ==========             ==========

Long-term debt due within one year                                         $   33,540      $       --             $   33,540
Accounts payable and other current liabilities                                305,422              --                305,422
                                                                           ----------      ----------             ----------
  Total current liabilities                                                   338,962              --                338,962

Deferred income taxes                                                         445,661              --                445,661
Customer advances for contruction
  and contributions in aid of construction                                    182,470              --                182,470
Deferred credits and other liabilities                                         68,387              --                 68,387
Regulatory liabilities                                                         25,835              --                 25,835
Long-term debt                                                              2,530,370         677,556(1)           3,207,926
Liabilities of discontinued operations                                        400,807              --                400,807
                                                                           ----------      ----------             ----------
  Total liabilities                                                         3,992,492         677,556              4,670,048

Company Obligated Mandatorily Redeemable
 Convertible Preferred Securities *                                           201,250              --                201,250
Minority interest in subsidiary                                                    --              --                     --

Shareholders' equity                                                        1,879,580              --              1,879,580
                                                                           ----------      ----------             ----------
    Total liabilities and shareholders' equity                             $6,073,322      $  677,556             $6,750,878
                                                                           ==========      ==========             ==========



*Represents securities of a subsidiary trust, the sole assets of which are securities of a subsidiary partnership, substantially all the assets of which are convertible debentures of the Company.

              CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
                       PROFORMA INCOME STATEMENT DATA
                   FOR THE SIX MONTHS ENDED JUNE 30, 2000
                                 (UNAUDITED)

                                                                                                             PROFORMA
                                                                   CITIZENS        TOTAL         -------------------------------
(AMOUNTS IN THOUSANDS - EXCEPT PER-SHARE AMOUNTS)                  6/30/2000    ACQUISITIONS     ADJUSTMENTS            ADJUSTED
-------------------------------------------------                  ---------    ------------     -----------            --------
  Revenue                                                         $569,779       $117,409                              $687,188
  Operating expenses                                               364,649         37,809                               402,458
  Depreciation and amortization                                    157,179         17,247           29,429(2)           213,306
                                                                                       --            9,451(3)
  Acquisition assimilation expenses                                 11,591             --                                11,591
                                                                  -------------------------------------------------------------
  Income from operations                                            36,360         62,353          (38,880)              59,833
  Investment and other income, net                                  10,075             --          (11,110)(4)           (1,035)
  Minority interest                                                 12,222             --                                12,222
  Interest expense                                                  62,315          3,328           25,705 (5)           91,348
  Income tax expense (benefit)                                      (1,254)        23,879          (26,008)(6)           (3,383)
  Convertible preferred dividends                                    3,104             --                                 3,104
                                                                  -------------------------------------------------------------
  Income (loss) from continuing operations                        $ (5,508)      $ 35,146         $(49,687)            $(20,049)
                                                                  =============================================================

Weighted average shares outstanding -Basic                         263,246                                              263,246
Weighted average shares outstanding -Diluted                       267,561                                              267,561

Income (loss) from continuing operations per basic share          $  (0.02)                                            $  (0.08)
Income (loss) from continuing operations per diluted share        $  (0.02)                                            $  (0.08)

                CITIZENS COMMUNICATIONS COMPANY AND SUBSIDIARIES
                         PROFORMA INCOME STATEMENT DATA
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                   (UNAUDITED)

                                                                                                               PROFORMA
                                                                      CITIZENS         TOTAL       ------------------------------
(AMOUNTS IN THOUSANDS - EXCEPT PER-SHARE AMOUNTS)                    12/31/1999     ACQUISITIONS   ADJUSTMENTS           ADJUSTED
-------------------------------------------------                  --------------------------------------------------------------
  Revenue                                                          $1,087,428        $233,492                          $1,320,920
  Operating expenses (7)                                              816,930          90,221                             907,151
  Depreciation and amortization                                       262,430          36,043         58,858(2)           376,731
                                                                                                      19,400(3)
                                                                   --------------------------------------------------------------
  Income from operations                                                8,068         107,228        (78,258)              37,038
  Investment and other income, net                                    243,601             -          (22,533)(4)          221,068
  Minority interest                                                    23,227             -                                23,227
  Interest expense                                                     86,972           7,939         50,128 (5)          145,039
  Income tax expense                                                   64,587          40,498        (51,636)(6)           53,449
  Convertible preferred dividends                                       6,210             -                                 6,210
                                                                   --------------------------------------------------------------
  Income (loss) from continuing operations                         $  117,127        $ 58,791       $(99,283)          $   76,635
                                                                   ==============================================================

Weighted average shares outstanding -Basic                            260,613                                             260,613
Weighted average shares outstanding -Diluted                          262,392                                             262,392

Income (loss) from continuing operations per basic share           $     0.45                                          $     0.29
Income (loss) from continuing operations per diluted share         $     0.45                                          $     0.29

                NOTES TO PRO FORMA CONDENSED FINANCIAL STATEMENTS

(1) Reflects the use of proceeds from the sales of investments and issuance of long-term debt at an assumed interest rate of 8.57% to fund the aggregate purchase price of the GTE Acquisitions. For purposes of the accompanying pro forma combined financial statements, we have recorded the acquired assets and assets to be acquired at their historical carrying values and have reflected the excess of cost over such amounts as excess of cost over net assets acquired. The final allocation of purchase price to assets and liabilities acquired will depend upon the final purchase prices and the final estimates of fair values of assets and liabilities as of the various closing dates. We will undertake a study to determine the fair values of assets acquired and will allocate the purchase price accordingly. We believe that the excess of cost over historical net assets acquired and to be acquired will be allocated to property, plant and equipment, goodwill and other identifiable intangibles. However, there can be no assurance that the actual allocation will not differ significantly from the pro forma allocation.

(2) Reflects the amortization expense of the excess of cost over historical net assets acquired in the GTE acquisition by use of the straight-line method over 15 years. Should the allocation of such excess of cost over historical net assets acquired differ significantly as described in Note 1, amortization expense could increase since the depreciable lives of assets other than goodwill may be shorter.

(3) Represents an adjustment for depreciation expense related to GTE Minnesota.

(4) Represents the elimination of investment income associated with the investment portfolio used to partially fund the GTE Acquisition.

(5) Represents the effect of the transaction on interest expense since
    January 1.

(6) Adjustments to income taxes based on income before income taxes using the applicable incremental income tax rate.

(7) During 1999, we recorded a pre-tax charge of $5,760,000 in other operating expenses in connection with a plan to restructure our corporate office activities. These costs are not expected to have a continuing impact on our operations.

                              GTE COMBINED ENTITIES

                  (WHOLLY OWNED PROPERTIES OF GTE CORPORATION)

                          COMBINED FINANCIAL STATEMENTS

                             JUNE 30, 2000 AND 1999
                                    UNAUDITED

                             GTE COMBINED ENTITIES
                  (WHOLLY OWNED PROPERTIES OF GTE CORPORATION)
                         CONSOLIDATED INCOME STATEMENT
                                   UNAUDITED

                                                          FOR THE SIX MONTHS ENDED
(IN 000'S)                                                 2000             1999
REVENUES AND SALES
 Local services                                         $32,742          $30,055
 Network access services                                 30,441           32,188
 Toll services                                            3,529            3,011
 Other services and sales                                 7,263            8,772
                                                        -------          -------

   Total revenue and sales                               73,975           74,026
                                                        -------          -------

OPERATING COSTS AND EXPENSES
 Cost of services and sales                              21,078           23,212
 Selling, general and administrative                      1,315           10,814
 Depreciation and amortization                           16,843           16,857
                                                        -------          -------

   Total operating costs and expenses                    39,236           50,883
                                                        -------          -------

OPERATING INCOME                                         34,739           23,143

OTHER EXPENSE
 Interest - net                                           1,972            2,788
                                                        -------          -------

INCOME BEFORE INCOME TAXES                               32,767           20,355
 Income taxes                                            13,077            8,118
                                                        -------          -------
NET INCOME                                              $19,690          $12,237
                                                        =======          =======


                             GTE Combined Entities
                  (wholly owned properties of GTE Corporation)
                          Consolidated Balance Sheets
                                   Unaudited


                                                      June 30,      December 31,
(in 000's)                                              2000            1999
                                                      -------         -------
ASSETS
Current assets:
 Cash and cash equivalents                           $     --        $     --

 Receivables                                           27,122          33,434
 Allowance for doubtful accounts                       (2,053)         (1,926)
                                                     --------        --------
 Receivables, net of allowance                         25,069          31,508

 Other current assets                                   3,990           2,767
                                                     --------        --------

   Total current assets                                29,059          34,275
                                                     --------        --------

Property, plant and equipment, net                    140,980         141,916
Employee benefit plans                                 28,479          22,090
Other assets                                              999             648
                                                     --------        --------
Total assets                                         $199,517        $198,929
                                                     ========        ========

LIABILITIES AND PARENT FUNDING
Current liabilities:
 Accounts payable                                       5,466           5,332
 Accrued expenses                                      25,507          15,310
                                                     --------        --------

   Total current liabilities                           30,973          20,642
                                                     --------        --------

Employee benefit plans                                 14,573          12,888
Other liabilities                                         350             545
                                                     --------        --------

   Total liabilities                                   14,923          34,075
                                                     --------        --------

Parent funding                                       $153,621        $164,854
                                                     --------        --------

Total liabilities and parent funding                 $199,517        $198,929
                                                     ========        ========

                             GTE Combined Entities
                  (wholly owned properties of GTE Corporation)
                            Consolidated Cash Flows
                For the six months ended June 30, 2000 and 1999
                                   Unaudited





                                                        For the six months ended June 30,
(in 000's)                                                   2000             1999
                                                           -------          -------
CASH FLOWS FROM OPERATING ACTIVITIES                      $ 50,094         $ 35,574

CASH FLOWS FROM INVESTING ACTIVITIES
 Capital expenditures                                      (15,907)         (18,747)

CASH FLOWS FROM FINANCING ACTIVITIES
 Parent funding                                            (34,187)         (16,827)
                                                          --------         --------


DECREASE IN CASH AND CASH EQUIVALENTS                           --               --

CASH AND CASH EQUIVALENTS, beginning of period                  --               --
                                                          --------         --------

CASH AND CASH EQUIVALENTS, end of period                  $     --         $     --
                                                          ========         ========

(1)      BASIS OF PRESENTATION

         The accompanying unaudited combined financial statements include the accounts of GTE Combined Entities and have been prepared in conformity with generally accepted accounting principles. These unaudited combined financial statements should be read in conjunction with the 1999 audited combined financial statements and notes thereto of the GTE Combined Entities. These unaudited combined financial statements include all adjustments, which consist of normal recurring accruals, necessary to present fairly the results for the interim periods shown. Certain information and footnote disclosures have been condensed pursuant to Securities and Exchange Commission rules and regulations. The results for the interim periods are not necessarily indicative of results for the full year.

(2)      BELL ATLANTIC - GTE MERGER

         On June 30, 2000, Bell Atlantic and GTE completed a merger of equals under a definitive merger agreement dated July 27, 1998. Under the terms of the agreement, GTE became a wholly-owned subsidiary of Bell Atlantic. With the closing of the merger, the combined company began doing business as Verizon Communications. The merger had no impact on the financial statements of the GTE Combined Entities presented herein.

(3)      EMPLOYEE PENSION PLANS

         During the first six months of 2000, selling, general and administrative costs significantly decreased as compared to the first six months of 1999. The decrease was primarily the result of a pretax gain associated with lump-sum settlements of pension obligations for former employees electing deferred vested pension cash-outs. These employees were terminated during 1999 and in 1999 GTE Combined Entities recorded an estimated obligation to pay out the lump sum settlements. However, during the first six months of 2000, the GTE Combined Entities adjusted downward the obligation recorded during fiscal year 1999 due to the fact that not all the employees expected to elect to receive lump sum settlements so elected. As such, the GTE Combined Entities recognized a pretax gain of approximately $9 million in the period ended June 30, 2000, which amount was recorded in selling, general and administrative costs.

                              GTE COMBINED ENTITIES
                  (wholly owned properties of GTE Corporation)

                          Combined Financial Statements

                        December 31, 1999, 1998 and 1997

                   (With Independent Auditors' Report Thereon)

                          INDEPENDENT AUDITORS' REPORT


GTE Combined Entities

We have audited the accompanying combined balance sheets of the GTE Combined Entities (as described in note 1 to the combined financial statements) as of December 31, 1999 and 1998, and the related combined statements of income and cash flows for each of the years in the three-year period ended December 31, 1999. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the GTE Combined Entities as of December 31, 1999 and 1998, and the combined results of their operations and cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.


                                        /s/ KPMG LLP

June 2, 2000
New York, New  York

                             GTE COMBINED ENTITIES
                  (wholly owned properties of GTE Corporation)
                             COMBINED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                                  (in $000's)

                                                                                     1999            1998
                                                                                     ----            ----
ASSETS
Current assets:
 Receivables, net of allowance for doubtful
  accounts $1,926 and $2,138                                                      $ 31,508        $ 29,683
 Other                                                                               2,767           3,203
                                                                                  --------        --------

  Total current assets                                                              34,275          32,886
                                                                                  --------        --------

Property, plant and equipment, net                                                 141,916         154,598
Pension assets in excess of projected benefit obligations                           22,090          15,720
Other assets                                                                           648           1,879
                                                                                  --------        --------
Total assets                                                                      $198,929        $205,083
                                                                                  ========        ========

LIABILITIES AND PARENT FUNDING
Current liabilities:
 Accounts payable                                                                 $  5,332        $  3,718
 Accrued expenses                                                                   15,310          15,111
                                                                                  --------        --------
  Total current liabilities                                                         20,642          18,829
                                                                                  --------        --------

Post retirement benefit obligations                                                 12,888          12,165
Other liabilities                                                                      545           2,369
                                                                                  --------        --------
  Total liabilities                                                                 34,075          33,363
                                                                                  --------        --------
Parent funding                                                                     164,854         171,720
                                                                                  --------        --------

Total liabilities and parent funding                                              $198,929        $205,083
                                                                                  ========        ========



See the accompanying notes to the combined financial statements

                             GTE COMBINED ENTITIES
                  (WHOLLY OWNED PROPERTIES OF GTE CORPORATION)
                         COMBINED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997
                                  (IN $000's)


                                                                             1999        1998         1997
                                                                             ----        ----         ----

REVENUES AND SALES
  Local services                                                          $ 60,082    $ 56,005     $ 57,215
  Network access services                                                   64,023      67,330       60,488
  Toll services                                                              7,753       9,053       17,702
  Other services and sales                                                  15,786      17,194       12,998
                                                                          --------    --------     --------

     Total revenues and sales                                              147,644     149,582      148,403
                                                                          --------    --------     --------

OPERATING COSTS AND EXPENSES
  Cost of services and sales                                                44,969      54,092       47,664
  Selling, general and administrative                                       14,954      26,179       21,801
  Depreciation and amortization                                             35,272      30,342       32,711
                                                                          --------    --------     --------

     Total operating costs and expenses                                     95,195     110,613      102,176
                                                                          --------    --------     --------

OPERATING INCOME                                                            52,449      38,969       46,227

OTHER EXPENSE
  Interest - net                                                             5,509       5,398        5,123
                                                                          --------    --------     --------

INCOME BEFORE INCOME TAXES AND EXTRAORDINARY CHARGE                         46,940      33,571       41,104
  Income taxes                                                              18,978      12,998       16,117
                                                                          --------    --------     --------

NET INCOME BEFORE EXTRAORDINARY CHARGE                                      27,962      20,573       24,987
  Extraordinary charge - net                                                   -           108          -
                                                                          --------    --------     --------

NET INCOME                                                                $ 27,962    $ 20,465     $ 24,987
                                                                          ========    ========     ========





See the accompanying notes to the combined financial statements

                             GTE COMBINED ENTITIES
                  (WHOLLY OWNED PROPERTIES OF GTE CORPORATION)
                        COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997
                                  (IN $000'S)


                                                                        1999          1998          1997
                                                                        ----          ----          ----
OPERATIONS
   Net income                                                        $ 27,962      $ 20,465      $ 24,987
   Adjustments to reconcile net income
     to net cash from operations:
     Extraordinary charge                                                  --           108            --
     Depreciation and amortization                                     35,272        30,342        32,711
     Provision for (recovery of) uncollectible accounts                  (212)          377           (46)
     Change in current assets and current liabilities:
       Receivables - gross                                             (2,121)         (179)          430
       Other current assets                                               436        (1,601)         (176)
       Accounts payable                                                 1,614        (4,526)          771
       Accrued expenses                                                   199        (5,015)       (3,600)
     Other - net                                                       (6,240)       (4,159)       (3,149)
                                                                     --------      --------      --------

     Net cash provided from operations                                 56,910        35,812        51,928
                                                                     --------      --------      --------

INVESTING
   Capital expenditures                                               (22,082)      (37,863)      (38,691)

     Net cash used in investing activities                            (22,082)      (37,863)      (38,691)
                                                                     --------      --------      --------

FINANCING

   Change in parent funding                                           (34,828)        2,051       (13,237)
                                                                     --------      --------      --------

     Net cash provided from financing activities                      (34,828)        2,051       (13,237)
                                                                     --------      --------      --------

Decrease in cash and cash equivalents                                      --            --            --

Cash and cash equivalents:
   Beginning of year                                                       --            --            --
                                                                     --------      --------      --------

   End of year                                                       $     --      $     --      $     --
                                                                     ========      ========      ========


See the accompanying notes to the combined financial statements

(1) DESCRIPTION OF BUSINESS, BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


       (A)    DESCRIPTION OF BUSINESS

              Certain subsidiaries (collectively "GTE") of GTE Corporation entered into four separate, definitive Asset Purchase Agreements with Citizens Communications Company (formerly Citizens Utilities Company, Inc.) ("Citizens") whereby GTE intends to sell substantially all of the operating assets of certain local telephone exchanges to Citizens for $730 million in cash. The sale includes the exchanges' telephone plant, certain accounts receivables, inventories, a portion of the pension plan assets, and the transfer of certain liabilities, including obligations under employee benefit plans, and certain leases and contracts. Liabilities that will be retained by GTE include debt, accounts payable and income tax liabilities. Upon closing, GTE will transfer the pension benefit liability for transferred employees to replacement plans that are sponsored by Citizens. GTE will also transfer a portion of the pension assets (in the form of cash or marketable securities) to the Citizens replacement plans at an amount that is required to be transferred by Section 414(1) of the Internal Revenue Code and the related regulations thereunder determined using the assumptions used by the Pension Benefit Guaranty Corporation with respect to a plan termination. Obligations under postretirement benefits other than pensions earned by employees prior to the closing date will also be transferred to Citizens. Consummation of the transactions are expected to occur before the end of 2000.

              The accompanying financial statements of GTE Combined Entities ("Combined Entities") represent the local telephone exchanges that are subject to the above mentioned Asset Purchase Agreements. These local exchanges serve access lines in the states of Arizona, California, Nebraska and Illinois.

       (B)    BASIS OF PRESENTATION

              The accompanying combined financial statements include the assets, liabilities and related operations of the local exchanges subject to the Asset Purchase Agreements and have been prepared using exchange-specific information where available and allocations from GTE where data is not maintained on an exchange-specific basis.

              GTE Corporation and GTE incur certain costs that relate to the Combined Entities. To prepare these combined financial statements, management allocated certain assets, liabilities, revenues and expenses to the Combined Entities on a basis that approximates actual cost. Management believes such allocations are reasonable; however, the allocations could differ from amounts that would be incurred if the Combined Entities operated on a stand-alone basis. Because of the Combined Entities' relationship with GTE Corporation and GTE, the assets, liabilities, revenues and expenses are not necessarily indicative of what would have occurred had the Combined Entities operated as a stand-alone entity. These combined financial statements are not necessarily indicative of future financial position or results of operations of the combined entities.

              Parent Funding reflects GTE Corporation's investment in the exchanges, accumulated earnings and losses of the exchanges and net intercompany activity with GTE Corporation and GTE.

       (C)    USE OF ESTIMATES

              The combined financial statements were prepared in accordance with accounting principles generally accepted in the United States, which require management to make assumptions and estimates that affect the reported amounts. Management believes that these estimates (including allocations) and assumptions are based on reasonable methodologies, and that the resulting combined financial statement amounts properly present the financial position and the results of operations of the Combined Entities. Furthermore, the accompanying combined financial statements reflect historical GTE ownership and operation, with no pro-forma adjustments for specific contract terms governing transfer to a specific buyer or for any anticipated change in methods of operation. Therefore, actual results could differ significantly if the Combined Entities operate as a separate entity or as part of an entity other than GTE.

       (D)    CASH

              GTE funds and disburses, through centrally managed bank accounts, the Combined Entities' cash requirements. In addition, cash receipts from the collection of accounts receivable are remitted directly to bank accounts controlled by GTE. As a result, all cash is maintained at the GTE level and no cash is allocated to the Combined Entities. The net changes to cash are reflected in Parent Funding.

       (E)    ACCOUNTS RECEIVABLE

              Accounts Receivable is comprised of end-user and carrier access receivables. End-user receivables are primarily associated with billings to the end-user customer, while carrier access receivables are primarily associated with billings to inter-exchange carriers for access. End-user receivables are tracked by GTE at the exchange level. Thus, end-user receivables included in the combined financial statements represent actual receivables associated with all exchanges of the Combined Entities. Carrier access receivables are not tracked by GTE at the exchange level. Therefore, carrier access receivables included in the combined financial statements are allocated to the Combined Entities by GTE based on the carrier access revenue associated with the exchanges of the Combined Entities.

       (F)    ACCOUNTS PAYABLE

              Accounts payable are not tracked by GTE at the exchange level. Therefore, the accounts payable included in the combined financial statements are allocated to the Combined Entities from GTE based on operating expenses and capital expenditures associated with the exchanges of the Combined Entities.

       (G)    ACCRUED EXPENSES

              Accrued expenses are not tracked by GTE at the exchange level. Therefore, the accrued expenses included in the financial statements are allocated to the Combined Entities from GTE based on number of employees, operating income, total revenue or access lines as appropriate. The allocation factor depends on the nature of the accrued expense.

       (H)    REVENUES

              Revenue for the Combined Entities is comprised of direct and indirect revenue. Direct revenue is tracked by GTE at the exchange level, while indirect revenue is tracked by GTE at the state level. Indirect revenue for the Combined Entities' exchanges in Illinois and California was allocated at the state level to the Combined Entities' exchanges primarily based on the relationship of the exchanges' direct revenue to total state direct revenue. Indirect revenue allocated to the Combined Entities for the years 1999, 1998 and 1997 were $7.2 million , $8.4 million , and $10.2 million respectively.

              LOCAL SERVICES - Monthly recurring local line charges are billed to end users in advance with any portion that is billed but unearned recorded as deferred revenue on the balance sheet as part of accrued expenses. Non-recurring local services are billed in arrears. Earned but unbilled local service revenues are accrued for and are included in receivables and revenues.

              NETWORK ACCESS SERVICES - Monthly recurring network access service charges are billed in advance with any portion that is billed but unearned recorded as deferred revenue on the balance sheet as part of accrued expenses. Non-recurring network access services are billed in arrears. Earned but unbilled network access service revenues are accrued for and are included in receivables and revenues. Network access revenue primarily consists of switched access revenue billed to other carriers. Switched access revenue is billed in arrears based on originating and terminating minutes of use. Network access revenue also contains special access revenue. Special access revenue is billed in arrears based on recurring fees.

              TOLL SERVICES - Monthly recurring toll services are billed in advance with any portion that is billed but unearned recorded as deferred revenue on the balance sheet as part of accrued expenses. Non-recurring toll service revenues are billed in arrears. Earned but unbilled toll service revenues are accrued for and are included in receivables and revenues.

              OTHER SERVICES AND PRODUCTS - Revenue is recognized when services are provided or when products are delivered to customers.

       (I)    DEPRECIATION

              Property, plant and equipment is carried at cost. The Combined Entities depreciate property, plant and equipment using the composite remaining life methodology and straight-line depreciation rates. The composite remaining life methodology depreciates the remaining net investment in property, plant and equipment, less anticipated net salvage value, over the remaining economic asset lives by asset category.

              The economic asset lives used by the Combined Entities are as follows:

                                  AVERAGE LIVES (IN YEARS)

                           Buildings                       30
                           Fiber-optic cable               20
                           Copper wire                     15
                           Office equipment                10
                           Switching equipment             10
                           Circuit equipment                8
                           Vehicles                         8
                           Computers                        5

              When depreciable property, plant and equipment is retired in the normal course of business, the amount of such plant is deducted from the respective plant and accumulated depreciation accounts.


       (J)    ALLOCATION OF COSTS AND EXPENSES

              The combined financial statements include allocated cost of revenues and sales, selling, general and administrative expenses resulting from the sharing of certain executive, administrative, accounting, marketing, personnel, engineering and other support services being performed at consolidated work centers within GTE and GTE Corporation. The amounts charged for these affiliated transactions are based on proportional cost allocation methodologies. These costs are primarily allocated based on the Combined Entities' net plant in service, access lines, or in certain instances, direct revenues and expenses relative to the aggregate of all GTE telephone properties that contribute to the related expenses. Management believes that the allocated costs and expenses are reasonable and that amounts allocated to the Combined Entities for these services do not exceed comparable amounts that would be charged by an unaffiliated third party for these services. Also, management believes that the accompanying financial statements include all costs of doing business. The allocated expenses correspond to substantial back-office support and overhead functions which will not transfer to a new operator, but that a new operator will need to replace in some form in order to operate the Combined Entities. The level of allocated expenses may not be representative of a buyer's ongoing expenses for these functions. These charges amounted to $ 40.8 million, $46.9 million and $33.9 million for the years ended 1999, 1998 and 1997, respectively. All other operating costs and expenses represent either allocations from GTE, primarily based on access lines, or are directly attributable to the Combined Entities. Depreciation is directly attributable to the Combined Entities.

       (K)    INTEREST

              No specific debt instruments are directly associated with the Combined Entities. For purposes of these combined financial statements, all funding requirements have been summarized as parent funding without regard to whether the funding represents debt or equity. The interest expense shown on the combined statements of income is an allocation of GTE amounts based on the ratio of average parent funding for the Combined Entities to average total capital (debt plus equity) for GTE.

              Capitalized interest represents the borrowing costs of funds used to finance construction. Interest is capitalized as a component of additions to property, plant and equipment ($61,339, $151,784, $166,469 for 1999, 1998 and 1997 respectively).

       (L)    TRANSACTIONS WITH AFFILIATES

              GTE Supply (100% owned by GTE) provides construction and maintenance equipment, supplies and electronic repair services to the Combined Entities. These purchases amounted to $9.6 million, $10.9 million and $12.2 million for the years 1999, 1998 and 1997 respectively.

              The Combined Entities have agreements with GTE Directories Corporation (GTE Directories) (100% owned by GTE) whereby the Combined Entities provide billing and collection and other services to GTE Directories. In addition, the Combined Entities provide their subscriber lists to GTE Directories and when GTE Directories sells Yellow Page directory advertising to such customers within the Combined Entities' franchise area, GTE Directories remits an agreed upon portion of this revenue to the Combined Entities. Revenues for these activities from GTE Directories amounted to $2.3 million, $1.7 million, and $2.3 million for the years 1999, 1998 and 1997 respectively.
              In addition, the Combined Entities are billed for certain printing and other costs associated with telephone directories, including the cost of customer contact information pages which are included in the Combined Entities White Pages directories. These charges amounted to $1.8 million, $.9 million and $.5 million for the years 1999, 1998 and 1997 respectively. A new operator of the Combined Entities will not be subject to the current agreement between the Combined Entities and GTE Directories.

       (M)    EMPLOYEE BENEFIT PLANS

              Employee benefit costs represent a combination of allocations based on the number of employees and specific benefit costs directly attributable to the Combined Entities. Pension and postretirement health care and life insurance benefits earned by employees during the year as well as interest on projected benefit obligations are accrued currently. Prior year service costs and credits resulting from changes in plan benefits are amortized over the average remaining service periods of the employees expected to receive such benefits. Curtailment gains and losses associated with employee separations are recognized when they occur. Settlement gains and losses associated with employee separations are recognized when the pension obligations are settled and the gain or loss is determinable.

       (N)    IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE
              DISPOSED OF

              GTE reviews long-lived assets and certain identifiable intangibles for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment is measured by the amount by which the carrying amount of the assets exceed the fair value. GTE's policy is to record asset impairment losses as a component of operating income. No such losses were incurred in 1999, 1998 or 1997.

       (O)    INCOME TAXES

              The Combined Entities are not a taxable entity. The Combined Entities' operating results are included in GTE's consolidated federal income tax return. Although the Combined Entities contribute significant plant-related temporary differences (including investment tax credits) to GTE's deferred tax balances, GTE does not allocate income tax payables or deferred income taxes to the Combined Entities. The provisions for income taxes included in the accompanying combined financial statements were calculated based on the income on the Combined Entities using GTE's effective tax rate adjusted for permanent differences not attributable to the Combined Entities.


       (P)    FINANCIAL INSTRUMENTS

              The fair values of financial instruments closely approximate their carrying values.

(2)    EXTRAORDINARY CHARGE

       During the first quarter of 1998 GTE recorded an after-tax extraordinary charge reflecting premiums paid on the redemption of high-coupon debt prior to stated maturity. The accompanying financial statements included an allocation of the charge based on the ratio of parent funding for the Combined Entities' exchanges included in GTE's results to total capital for GTE. This extraordinary charge of $108,000 is presented net of taxes of $39,000.

(3)    PROPERTY, PLANT AND EQUIPMENT, CAPITAL EXPENDITURES AND DEPRECIATION

       The Combined Entities maintain continuous property records which identify specific property, plant and equipment balances, depreciation reserves and annual capital expenditure amounts for the Combined Entities. The balances in the accompanying combined financial statements are based on exchange-specific amounts and do not include any allocations of common assets utilized in providing the centralized services described in Note 1.

       Property, plant and equipment is summarized as follows at December 31 (in thousands):

                                                 1999         1998
                                              ---------    ---------

          Land                                $   1,410    $   1,503
          Buildings                              31,506       31,100
          Plant and equipment                   511,694      501,304
          Other                                  26,122       21,798
                                              ---------    ---------

                    Total                       570,732      555,705
          Less accumulated depreciation        (428,816)    (401,107)
                                              ---------    ---------

                                              $ 141,916    $ 154,598
                                              =========    =========

(4)    EMPLOYEE BENEFIT PLANS

       The FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in February 1998. Certain disclosures are required to be made of the components of pension credits, postretirement benefit costs and the funded status of the plans, including the actuarial present value of accumulated plan benefits, accumulated or projected benefit obligation and the fair value of plan assets. We do not present such disclosures because the structure of the GTE plans does not permit the plans' data to be readily disaggregated.

       The assets and liabilities relating to employee benefit plans represent a combination of allocations of GTE state level amounts based on the number of employees and specific benefit costs directly attributable to the Combined Entities. The asset amount represents the Combined Entities' allocable portion of pension plan assets in excess of the projected benefit obligation. The liability amount represents the Combined Entities' allocable portion of the projected benefit obligation for postretirment benefits other than pensions.

       PENSION PLANS

       GTE participates in non-contributory defined benefit pension plans sponsored by GTE Corporation. Net periodic benefit credit for the Combined Entities was $6.5 million, $2.0 million and $2.4 million for 1999, 1998 and 1997, respectively. The credits represent a combination of allocations of GTE state level amounts based on the number of employees and specific benefit credits directly attributable to the Combined Entities. The significant weighted-average assumptions used by GTE Corporation for the pension measurements were as follows at December 31:

                                               1999        1998       1997
                                               ----        ----       ----
          Discount rate                        8.0%        7.0%       7.2%
          Rate of compensation increase        5.5%        4.7%       5.0%
          Expected return on plan assets       9.0%        9.0%       9.0%

       The GTE Corporation plans are currently funded at levels significantly in excess of projected benefit obligations. In addition, the plans have recognized significant curtailment gains associated with workforce reductions. Because GTE does not plan to transfer surplus pension assets to the buyer, and given the non-recurring nature of the curtailment gains, amounts included in the accompanying combined financial statements related to pension benefits are not likely to be representative of amounts that would be recorded by a buyer upon acquisition or be recognized by a buyer in future operations.

       POST-RETIREMENT BENEFITS OTHER THAN PENSIONS (OPEB)
       Substantially all of the Combined Entities' employees are covered under postretirement healthcare and life insurance benefit plans sponsored by GTE Corporation.

       Postretirement benefit cost for the Combined Entities was $1.7 million, $0.8 million, and $1.8 million for 1999, 1998 and 1997, respectively. These costs represent allocations of GTE amounts based on the number of employees and specific benefit costs directly attributable to the Combined Entities. As of December 31, 1999 and 1998, $12.9 million and $12.2 million, respectively, were accrued for post-retirement benefits.

       The weighted-average assumptions used by GTE Corporation in the actuarial computations for post-retirement benefits were as follows at December 31:

                                                    1999     1998      1997
                                                    ----     ----      ----
               Discount rate                        8.0%     7.0%      7.2%
               Expected return on plan assets       8.0%     9.0%      9.0%

       GTE funds amounts for OPEB liabilities as appropriate.

       SAVINGS PLANS

       GTE sponsors employee savings plans under Section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees. Under the plans, GTE provides matching contributions in GTE Corporation common stock based on qualified employee contributions. Matching contributions charged to income for 1999, 1998 and 1997 were $274,008, $228,898 and $276,671 respectively.

(5)    INCOME TAXES
       The income tax provision (benefit) is as follows:




                                                    1999        1998       1997
                                                    ----        ----       ----
Current:

   Federal                                         $ 7,800    $ 3,439    $10,943
   State                                               704      1,575      1,312
                                                   -------    -------    -------
         Total                                       8,504      5,014     12,255

Deferred:
    Federal - net of investment tax credit           8,132      6,968      3,108
    State                                            2,342      1,016        754
                                                   -------    -------    -------
         Total                                      10,474      7,984      3,862
                                                   -------    -------    -------

         Total provision                           $18,978    $12,998    $16,117
                                                   =======    =======    =======


       A reconciliation between taxes computed and by applying the statutory federal income tax rate to pretax income and income taxes provided in the combined statements of income is as follows:

                                                1999         1998          1997
                                                ----         ----          ----
Amounts computed at statutory rates          $ 16,625     $ 11,246     $ 14,785
State and local income taxes, net of
      federal income tax benefit                1,980        1,684        1,342

Amortization of deferred investment
      tax credits                                (222)        (342)        (478)
Other - net                                       595          410          468
                                             --------     --------     --------

Total                                        $ 18,978     $ 12,998     $ 16,117
                                             ========     ========     ========





(6)    SIGNIFICANT CUSTOMER

       Revenues received from AT&T Corp. included amounts for network access and billings and collection during 1999, 1998 and 1997 under various arrangements and amounted to $11.7 million, $15.0 million and $14.9 million, respectively.

(7)    COMMITMENTS AND CONTINGENCIES
       The Combined Entities have noncancelable leases covering certain buildings, office space and equipment. Rental expense was $2.6 million , $2.3 million and $2.0 million in 1999, 1998 and 1997 respectively. Minimum rental commitments under noncancelable leases are as follows:

                                            (in thousands)
                           2000                  $ 105
                           2001                     90
                           2002                     45
                           2003                     26
                           2004                     19
                      Thereafter                    77
                                                 -----

                                                 $ 362
                                                 =====

       GTE is subject to a number of proceedings arising out of the conduct of its business, including those relating to regulatory actions, commercial transactions and environmental, safety and health matters. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the results of operations or the financial position of the Combined Entities operations.


(8)    ACCRUED EXPENSES

       Accrued expenses included in the combined financial statements are allocated to the Combined Entities from GTE based on number of employees, operating income, total revenue or access lines as appropriate. Accrued expenses as of December 31, 1999 and 1998 consist of the following (in thousands):

                                                         1999      1998
                                                      -------   -------
         Advance billings and customer deposits       $ 3,352   $ 3,173
         Taxes other than income taxes payable          5,363     5,577
         Accrued interest                               1,181     1,254
         Accrued payroll costs                          2,133     2,045
         Other                                          3,281     3,062
                                                      -------   -------
         Total accrued expenses                       $15,310   $15,111
                                                      =======   =======

 (9)   PARENT FUNDING

       Parent Funding represents GTE Corporation's investment in the exchanges, accumulated earnings and losses of the exchanges and net intercompany activity with GTE Corporation and GTE.

       Parent Funding from January 1, 1997 through December 31, 1999 consists of the following:

                                 (in thousands)

         Balance January 1, 1997                             $ 137,454
         Net Income                                             24,987
         Change In Due To/From Parent                          (13,237)
                                                             ---------
         Balance December 31, 1997                             149,204
         Net Income                                             20,465
         Change In Due To/From Parent                            2,051
                                                             ---------
         Balance December 31, 1998                             171,720
         Net Income                                             27,962
         Change In Due To/From Parent                          (34,828)
                                                             ---------
         Balance December 31, 1999                           $ 164,854
                                                             =========



       Changes In Due To/From Parent include amounts for taxes and interest, both of which were allocated by the parent.

                       UNAUDITED FINANCIAL STATEMENTS FOR
                        CONTEL OF MINNESOTA, INCORPORATED
                           AS OF JUNE 30, 2000 AND 1999

                               CONTEL OF MINNESOTA
                        STATEMENTS OF INCOME (unaudited)



                                                           Six Months Ended
                                                          June           June
                                                          2000           1999
                                                        ----------------------
                                                        (Thousands of Dollars)


REVENUE AND SALES
  Local services                                        $19,032         $18,322
  Network access services                                20,800          19,808
  Toll services                                              12             (18)
  Other services and sales                                3,592           4,403
                                                        -------         -------

    Total revenue and sales                              43,436          42,515

OPERATING COSTS AND EXPENSES                             15,820          15,852
                                                        -------         -------

OPERATING INCOME                                         27,616          26,663

OTHER EXPENSE
  Interest - net                                          1,356           1,248
                                                        -------         -------

INCOME BEFORE INCOME TAXES                               26,260          25,415
  Income taxes                                           10,803          10,430
                                                        -------         -------

INCOME BEFORE EXTRAORDINARY ITEMS                        15,457          14,985
  Extraordinary items                                       (16)           --
                                                        -------         -------

NET INCOME                                              $15,441         $14,985
                                                        =======         =======

                              CONTEL OF MINNESOTA
                           BALANCE SHEETS (unaudited)



                                                              June 30,   December 31,
                                                                2000        1999
                                                            ------------------------
                                                             (Thousands of Dollars)

ASSETS
Current assets:
  Cash and cash equivalents                                  $    788   $    956
  Receivables, less allowances of $562 and $519                19,157     15,966
  Notes receivable, affiliate                                   2,694       --
  Net assets held for sale                                    147,152    132,069
  Other                                                         1,318      2,089
                                                             --------   --------

    Total current assets                                      171,109    151,080

Employee benefit plans and other assets                         2,666      1,829
                                                             --------   --------

Total assets                                                 $173,775   $152,909
                                                             ========   ========

LIABILITIES AND PARENT FUNDING
Current liabilities:
  Short-term obligations, including current maturities       $   --     $  9,012
  Accounts payable                                              4,466      5,862
  Affiliate payables and accruals                               1,366      1,711
  Advance billings and customer deposits                        1,872      1,894
  Taxes payable                                                 4,047      2,005
  Accrued payroll costs                                           963      1,035
  Dividends payable                                             3,600      7,800
  Other                                                           646         39
                                                             --------   --------

    Total current liabilities                                  16,960     29,358

Long-term debt                                                   --       35,001
Deferred income taxes                                          30,487     25,971
Other liabilities                                               1,250      1,199
                                                             --------   --------

    Total liabilities                                          48,697     91,529

SHAREHOLDER'S EQUITY                                          125,078     61,380
                                                             --------   --------

TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY                   $173,775   $152,909
                                                             ========   ========

                              CONTEL OF MINNESOTA
                            STATEMENTS OF CASH FLOWS
                       For the six months ended June 30,


                                                             2000          1999
                                                           ---------------------
                                                           (Thousands of Dollars)
CASH FLOWS FROM OPERATING ACTIVITIES                      $ 17,458      $11,957

CASH FLOWS FROM INVESTING ACTIVITIES
  Capital expenditures                                     (14,950)      (5,704)

CASH FLOWS FROM FINANCING ACTIVITIES
  Long-term debt retirements                                (3,665)        (149)
  Affiliated long-term debt retirements                    (35,000)          --
  Net change in affiliate notes                             50,105        3,778
  Common dividends paid                                    (14,100)      (9,100)
  Other                                                        (16)         --
                                                           -------       -------
    Net cash used in financing activities                   (2,676)      (5,471)

DECREASE IN CASH AND CASH EQUIVALENTS                         (168)         782

CASH AND CASH EQUIVALENTS, beginning of period                 956            2
                                                           -------       -------
CASH AND CASH EQUIVALENTS, end of period                   $   788       $  784
                                                           =======       ======

(1)      BASIS OF PRESENTATION

         The accompanying unaudited combined financial statements include the accounts of Contel of Minnesota, Inc. and have been prepared in conformity with generally accepted accounting principles. These unaudited combined financial statements should be read in conjunction with the 1999 audited combined financial statements and notes thereto of Contel of Minnesota, Inc. These unaudited combined financial statements include all adjustments, which consist of normal recurring accruals, necessary to present fairly the results for the interim periods shown. Certain information and footnote disclosures have been condensed pursuant to Securities and Exchange Commission rules and regulations. The results for the interim periods are not necessarily indicative of results for the full year.

(2)      BELL ATLANTIC - GTE MERGER

         On June 30, 2000, Bell Atlantic and GTE completed a merger of equals under a definitive merger agreement dated July 27, 1998. Under the terms of the agreement, GTE became a wholly-owned subsidiary of Bell Atlantic. With the closing of the merger, the combined company began doing business as Verizon Communications. The merger had no impact on the financial statements of the GTE Combined Entities presented herein.

[LOGO OF ARTHUR ANDERSEN]

CONTEL OF MINNESOTA, INC

Financial Statements
As Of December 31, 1999 And 1998


Together With Report Of Independent Public Accountants

                        [LETTERHEAD OF ARTHUR ANDERSEN]


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Contel of Minnesota, Inc.:

We have audited the accompanying balance sheets of Contel Minnesota, Inc., d/b/a GTE Minnesota (the "Company") (a Minnesota corporation), as of December 31, 1999 and 1998, and the related statements of income, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 1998, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                                       /s/ Arthur Andersen LLP




Dallas, Texas,
   January 27, 2000

                            CONTEL OF MINNESOTA, INC


                   BALANCE SHEETS - DECEMBER 31, 1999 AND 1998



                                 ASSETS                                             1999                   1998
                                                                                  --------              --------
                                                                                     (Thousands of Dollars)

CURRENT ASSETS:
    Cash and cash equivalents                                                    $     956             $       2
    Receivables, less allowances of $519 and $526                                   15,966                20,760
    Net assets held for sale (Notes 3 and 10)                                      132,069                    --
    Prepayments and other                                                            2,089                 1,178
                                                                                  --------              --------

                  Total current assets                                             151,080                21,940
                                                                                  --------              --------

Property, plant and equipment, net (Notes 3 and 10)                                     --               115,142

Prepaid pension costs and other assets                                               1,829                 1,803
                                                                                  --------              --------

                  Total assets                                                    $152,909              $138,885
                                                                                  ========              ========

                  LIABILITIES AND SHAREHOLDER'S EQUITY

CURRENT LIABILITIES:
    Short-term obligations, including current maturities                         $   9,012             $   3,300
    Accounts payable                                                                 5,862                13,332
    Affiliate payables and accruals                                                  1,711                 1,529
    Advanced billings and customer deposits                                          1,894                 1,792
    Taxes payable                                                                    2,005                 1,884
    Accrued payroll costs                                                            1,035                 1,568
    Dividends payable                                                                7,800                 5,000
    Other                                                                               39                   990
                                                                                  --------              --------

                  Total current liabilities                                         29,358                29,395
                                                                                  --------              --------

NON-CURRENT LIABILITIES:
    Long-term debt                                                                  35,001                38,665
    Deferred income taxes                                                           25,971                16,930
    Other liabilities                                                                1,199                 2,764
                                                                                  --------              --------

                  Total liabilities                                                 91,529                87,754
                                                                                  --------              --------

SHAREHOLDER'S EQUITY:
    Common stock (154,096 shares issued)                                             3,852                 3,852
    Additional paid-in-capital                                                      16,139                16,019
    Retained earnings                                                               41,389                31,260
                                                                                  --------              --------

                  Total shareholder's equity                                        61,380                51,131
                                                                                  --------              --------

                  Total liabilities and shareholder's equity                      $152,909              $138,885
                                                                                  ========              ========


   The accompanying notes are an integral part of these financial statements.

                            CONTEL OF MINNESOTA, INC.


                              STATEMENTS OF INCOME

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998




                                                                                                          1999               1998
                                                                                                    ------------        ------------
                                                                                                         (Thousands of Dollars)
REVENUES AND SALES:
    Local services                                                                                    $37,345               $35,152
    Network access services                                                                            39,777                39,744
    Other services and sales                                                                            8,726                 8,430
                                                                                                      -------               -------

                  Total revenues and sales                                                             85,848                83,326
                                                                                                      -------               -------

OPERATING COSTS AND EXPENSES:
    Cost of services and sales                                                                         21,318                20,473
    Selling, general and administrative                                                                 8,980                13,587
    Depreciation and amortization                                                                         771                13,849
                                                                                                      -------               -------

                  Total operating costs and expenses                                                   31,069                47,909
                                                                                                      -------               -------

OPERATING INCOME                                                                                       54,779                35,417

OTHER EXPENSES:
    Interest - net                                                                                      2,430                 2,365
    Other - net                                                                                          --                      55
                                                                                                      -------               -------

INCOME BEFORE INCOME TAXES                                                                             52,349                32,997
INCOME TAXES                                                                                           21,520                11,203
                                                                                                      -------               -------

INCOME BEFORE EXTRAORDINARY ITEM                                                                       30,829                21,794
EXTRAORDINARY ITEM                                                                                       --                     400
                                                                                                      -------               -------

NET INCOME                                                                                            $30,829               $21,394
                                                                                                      =======               =======



The accompanying notes are an integral part of these financial statements.

                           CONTEL OF MINNESOTA, INC.


                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998


                                                                                                   1999                 1998
                                                                                               ------------         -----------
                                                                                                     (Thousands of Dollars)

CASH FLOWS FROM OPERATING ACTIVITIES:
    Income before extraordinary item                                                             $ 30,829             $ 21,794
    Adjustments to reconcile income before extraordinary item to net cash from operations-
           Depreciation and amortization                                                              771               13,849
           Deferred income taxes                                                                    7,514                8,125
           Employee retirement benefits                                                            (1,339)              (2,074)
           Provision for uncollectible accounts                                                       740                  744
           Changes in current assets and current liabilities-
               Receivables, net                                                                     4,054                 (704)
               Other current assets                                                                  (383)                (155)
               Accrued taxes and interest                                                             253               (1,315)
               Other current liabilities                                                           (7,580)               1,209
           Other, net                                                                                (951)              (1,405)
                                                                                                 --------             --------

                  Net cash from operating activities                                               33,908               40,068
                                                                                                 --------             --------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                                                          (17,201)             (24,014)
    Other, net                                                                                         99                   15
                                                                                                 --------             --------

                  Net cash used in investing activities                                           (17,102)             (23,999)
                                                                                                 --------             --------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Long-term debt retired                                                                           (290)             (19,268)
    Affiliated long-term debt issued                                                                   --               35,000
    Dividends                                                                                     (17,900)              (9,300)
    Net change in affiliate notes                                                                   2,338              (22,499)
                                                                                                 --------             --------

                  Net cash used in financing activities                                           (15,852)             (16,067)
                                                                                                 --------             --------

INCREASE IN CASH AND CASH EQUIVALENTS                                                                 954                    2

CASH AND CASH EQUIVALENTS, beginning of year                                                            2                   --
                                                                                                 --------             --------

CASH AND CASH EQUIVALENTS, end of year                                                           $    956             $      2
                                                                                                 ========             ========

CASH PAID DURING THE YEAR FOR:
    Interest                                                                                     $  2,503             $  2,186
                                                                                                 --------             --------
    Income taxes                                                                                 $ 13,589             $  4,240
                                                                                                 --------             --------


   The accompanying notes are an integral part of these financial statements.

                          CONTEL OF MINNESOTA, INC.


                       STATEMENTS OF SHAREHOLDER'S EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998



                                                                                        Additional
                                                                           Common         Paid-in        Retained
                                                                            Stock         Capital         Earnings            Total
                                                                          --------        --------        --------         --------
                                                                                    (Thousands of Dollars)
SHAREHOLDER'S EQUITY, December 31, 1997                                   $  3,852        $ 16,019        $ 24,166         $ 44,037

     Net income                                                               --              --            21,394           21,394
     Dividends declared                                                       --              --           (14,300)         (14,300)
                                                                          --------        --------        --------         --------

SHAREHOLDER'S EQUITY, December 31, 1998                                      3,852          16,019          31,260           51,131

     Net income                                                               --              --            30,829           30,829
     Tax benefit from exercise of stock options                               --               120            --                120
     Dividends declared                                                       --              --           (20,700)         (20,700)
                                                                          --------        --------        --------         --------

SHAREHOLDER'S EQUITY, December 31, 1999                                   $  3,852        $ 16,139        $ 41,389         $ 61,380
                                                                          ========        ========        ========         ========



   The accompanying notes are an integral part of these financial statements.

                           CONTEL OF MINNESOTA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1999 AND 1998


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

DESCRIPTION OF BUSINESS

Contel of Minnesota, Inc. d/b/a GTE Minnesota (the Company) provides a wide variety of communications services ranging from local telephone service for the home and office to highly complex voice and data services for various industries. At December 31, 1999, the Company served approximately 146,505 access lines in the state of Minnesota. The Company is a wholly owned subsidiary of GTE Corporation (GTE).

BASIS OF PRESENTATION

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect reported amounts. Actual results could differ from those estimates.

Reclassifications of prior-year data have been made, where appropriate, to conform to the 1999 presentation.

TRANSACTIONS WITH AFFILIATES

GTE Supply (100% owned by GTE) provides construction and maintenance equipment, supplies and electronic repair services to the Company. These purchases and services amounted to $1.9 million and $2.4 million for the years 1999 and 1998, respectively. Such purchases and services are recorded in the accounts of the Company at the lower of cost, including a return realized by GTE Supply, or fair market value.

The Company is billed for data processing services, software development and equipment rentals, and receives management, consulting, research and development and pension management services from other affiliated companies. The Company's financial statements also include allocated expenses resulting from the sharing of certain executive, administrative, financial, accounting, marketing, personnel, engineering and other support services being performed at consolidated work centers within GTE. The amounts charged for these affiliated transactions are based on proportional cost allocation methodologies. These charges amounted to $5.8 million and $8.1 million for the years 1999 and 1998, respectively.

The Company has an agreement with GTE Directories Corporation (GTE Directories) (100% owned by GTE), whereby the Company provides its subscriber lists, billing and collection and other services to GTE Directories. In addition, when GTE Directories sells Yellow Page directory advertising to customers within the Company's franchise area, the Company records a portion of the sale as revenue. Revenues from these activities amounted to $1.3 million and $1.2 million for the years 1999 and 1998, respectively. Also, the Company is billed for certain printing and other costs associated with telephone directories, including the cost of customer contact information pages which are included in the Company's White Pages directories. These charges amounted to $0.9 million and $3.5 million for the years 1999 and 1998, respectively.

REVENUE RECOGNITION

Revenues are recognized when earned. This is generally based on usage of the Company's local-exchange networks or facilities. For other products and services, revenues are generally recognized when services are rendered or products are delivered to customers.

DEPRECIATION AND AMORTIZATION

Property, plant and equipment of the Company is depreciated on a straight-line basis over the following estimated useful asset lives:

       AVERAGE LIVES (IN YEARS)
       Buildings                                         20 - 40
       Inside communications plant                        5 - 10
       Outside communications plant                       8 - 40
       Furniture, vehicles and other equipment            3 - 10

The Company depreciates assets using the remaining life methodology. This method depreciates the net investment in telephone plant, less anticipated net salvage value, over remaining useful asset lives and requires the periodic review and revision of depreciation rates.

When depreciable plant of the Company is retired in the normal course of business, the amount of such plant is deducted from the respective plant and accumulated depreciation accounts. Gains or losses on disposition are amortized with the remaining net investment in telephone plant. When depreciable telephone plant is retired outside the normal course of business, for example if a local exchange is sold, any resulting gain or loss is included in operating income.

EMPLOYEE BENEFIT PLANS

Pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Curtailment gains and losses associated with employee separations are recognized when they occur. Settlement gains and losses are recognized when significant pension obligations are settled and the gain or loss is determinable.

VALUATION OF ASSETS

The impairment of tangible and intangible assets is assessed when changes in circumstances indicate that their carrying value may not be recoverable. Under the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," a determination of impairment, if any, is made based on estimated future cash flows, salvage value or expected net sales proceeds depending on the circumstances. In instances where goodwill has been recorded in connection with impaired assets, the carrying amount of the goodwill is first eliminated before any reduction to the carrying value of tangible or identifiable intangible assets. The Company's policy is to record asset impairment losses, and any subsequent adjustments to such losses as initially recorded, as well as net gains or losses on sales of assets as a component of operating income.

INCOME TAXES

The Company's results are included in GTE's consolidated federal income tax return. The Company participates in a tax sharing agreement with GTE and remits tax payments to GTE based on its tax liability on a separate company basis.

Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each reporting period. Deferred tax assets and liabilities are subsequently adjusted, to the extent necessary, to reflect tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established for deferred tax assets for which realization is not likely.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include investments in short-term, highly liquid securities, which have maturities, when purchased, of three months or less.

FINANCIAL INSTRUMENTS

The Company uses a variety of financial instruments to hedge its exposure to fluctuations in interest rates. The Company does not use financial instruments for speculative or trading purposes, nor is the Company a party to leveraged derivatives. Amounts to be paid or received under interest rate swaps are accrued as interest expense.

INVENTORIES AND SUPPLIES

Inventories and supplies are stated at the lower of cost, determined principally by the average cost method, or net realizable value.

SOFTWARE

Software costs are recognized in accordance with the American Institute of Certified Public Accountants Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which became effective in January 1999. The Company capitalizes costs associated with externally acquired software (including right-to-use fees) for internal use. Capitalized software is generally amortized on a straight-line basis over its useful life, not to exceed five years for non-network software or three years for network software. As a result of adopting SOP 98-1, the Company capitalized software expenditures of $1.0 million and $3.0 million, respectively, for 1999 and 1998, which would have previously been expensed.

COMPREHENSIVE INCOME

The Company had no comprehensive income components for the years ended December 31, 1999 and 1998, therefore, comprehensive income is the same as net income for both periods.

RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires entities that use derivative instruments to measure these instruments at fair value and record them as assets or liabilities on the balance sheet. It also requires entities to reflect the gains or losses associated with changes in the fair value of these derivatives, either in earnings or as a separate component of comprehensive income, depending on the nature of the underlying contract or transaction. The Company is currently assessing the impact of adopting SFAS No. 133, as amended, which is effective January 1, 2001.

In December 1999, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements," which currently must be adopted by June 30, 2000. SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned and also requires the deferral of incremental direct selling costs. The Company is currently assessing the impact of SAB No. 101.

2.  PROPOSED MERGER WITH BELL ATLANTIC CORPORATION:

Bell Atlantic and GTE have announced a proposed merger of equals under a definitive merger agreement dated July 27, 1998. Under the terms of the agreement, GTE shareholders will receive 1.22 shares of Bell Atlantic common stock for each share of GTE common stock that they own. Bell Atlantic shareholders will continue to own their existing shares after the merger.

The merger is expected to qualify as a pooling of interests, which means that for accounting and financial reporting purposes the companies will be treated as if they had always been combined. The completion of the merger is subject to a number of conditions, including certain regulatory approvals and receipt of opinions that the merger will be tax-free. At annual meetings held in May 1999, the shareholders of each company approved the merger. All state regulatory commissions have now approved the merger and the only remaining approval is required from the Federal Communications Commission (FCC). Both companies are working diligently to complete the merger and are targeting completion of the merger in the second quarter of 2000.

3.  PLANNED ASSET SALES:

During May 1999, the Company entered into an agreement to sell all of the switched access lines located in Minnesota to Citizens Utilities Company. This agreement consummates the Company's previously announced 1998 plan to sell all access lines located in Minnesota. This sale will be subject to regulatory approval and is expected to close during 2000. The associated net assets, which approximate $132.1 million, consist of property, plant and equipment, and have been reclassified as "Net assets held for sale" in the balance sheets at December 31, 1999. The net book value of these access lines is reflected in "Property, plant and equipment, net" in the balance sheets at December 31, 1998 (see Note 10). The Company intends to continue to operate all of these assets until sold. Based on the decision to sell, however, the Company stopped recording depreciation expense for these assets. Accordingly, depreciation expense was lowered by $19.4 million in 1999 and $4.4 million in 1998. No charges were recorded for the access lines to be sold because their estimated fair values were in excess of their carrying values.

4.  EXTRAORDINARY CHARGE:

During the first quarter of 1998, the Company recorded an after-tax extraordinary charge of $0.4 million (net of tax benefits of $0.2 million), reflecting premiums paid on the redemption of high-coupon debt prior to stated maturity.

5.  COMMON STOCK:

The authorized common stock of the Company consists of 192,000 shares with a stated value of $25 per share. All 154,096 outstanding shares of common stock are held by GTE. There were no shares of common stock held by or for the account of the Company and no shares were reserved for officers and employees, or for options, warrants, conversions or other rights. At December 31, 1999, $20.6 million of the Company's retained earnings were restricted as to the payment of cash dividends on common stock under the most restrictive terms of the Company's indentures.

6.  DEBT:

Long-term debt as of December 31, was as follows:

                                                                           1999                 1998
                                                                         --------             ------
                                                                             (Dollars in Thousands)

         Rural Utilities Service (RUS)
             2.00% due 2011                                                $     736            $     902

         Rural Telephone Bank (RTB)
             6.50% due 2013                                                    2,929                3,053

         Affiliate note
             5.61% due 2001                                                   35,000               35,000
                                                                            --------             --------

           Total principal amount                                             38,665               38,955
         Less- Current maturities                                             (3,664)                (290)
                                                                           ---------           ----------

  Total long-term debt                                                       $35,001              $38,665
                                                                             =======              =======


In January 2000, the Company retired $3.7 million of long-term debt (RUS and RTB) prior to stated maturity.

In March 2000, the Company retired a $35.0 million affiliate note with GTE prior to state maturity.

In March 1998, the Company retired, prior to stated maturity, $18.4 million of long-term debt. The Company incurred $0.4 million (net of tax benefits of $0.2 million) in premiums associated with this retirement.

The aggregate principal amount of bonds and debentures that may be issued is subject to the restrictions and provisions of the Company's indentures. None of the securities shown above were held in sinking or other special funds of the Company or pledged by the Company. Substantially all of the Company's telephone plant is subject to the liens of the indentures under which the bonds listed above were issued.

Total short-term obligations as of December 31, were as follows:


                                                                                      1999                 1998
                                                                                    -------             --------
                                                                                        (Dollars in Thousands)

         Note payable to affiliate - average rates 6.2% and 5.7%                     $5,348               $3,010
         Current maturities of long-term debt                                         3,664                  290
                                                                                    -------             --------
           Total                                                                     $9,012               $3,300
                                                                                     ======               ======



The Company finances part of its construction program through the use of interim short-term notes payable to affiliates. During 1999 and 1998, the Company supplemented its internal generation of cash with funds borrowed from GTE. These arrangements require payment of interest based on GTE's daily intercompany interest rate (which is based primarily on the costs associated with the issuance of commercial paper).

7.  FINANCIAL INSTRUMENTS:

The fair values of financial instruments, other than long-term debt, closely approximate their carrying values. As of December 31, 1999, the estimated fair value of long-term debt based on either reference to quoted market prices or an option pricing model, was lower than the carrying value by approximately $1.1 million. As of December 31, 1998, the estimated fair value of long-term debt exceeded the carrying value by approximately $0.2 million.

8.  INCOME TAXES:

The income tax provision (benefit) is as follows:

                                                                                   1999                 1998
                                                                                 --------             ------
                                                                                    (Thousands of Dollars)

         Current:
           Federal                                                                  $10,697             $  2,741
           State                                                                      3,309                  313
                                                                                   --------            ---------
                                                                                     14,006                3,054
                                                                                    -------             --------
         Deferred:
           Federal                                                                    5,911                6,598
           State                                                                      1,815                1,973
                                                                                   --------             --------
                                                                                      7,726                8,571
                                                                                   --------             --------
         Amortization of deferred investment tax credits                               (212)                (422)
                                                                                  ---------            ---------
             Total provision                                                        $21,520              $11,203
                                                                                    =======              =======

A reconciliation between taxes computed by applying the statutory federal income tax rate to pretax income and income taxes provided in the statements of income is as follows:

                                                                                                 1999               1998
                                                                                               --------           --------
                                                                                                 (Thousands of Dollars)

         Amounts computed at statutory rates                                                   $ 18,322           $ 11,549
           State and local income taxes, net of federal income tax
           benefits                                                                               3,331              1,486
           Amortization of deferred investment tax credits                                         (212)              (422)
           Other differences - net                                                                   79             (1,410)
                                                                                               --------           --------
         Total provision                                                                       $ 21,520           $ 11,203
                                                                                               ========           ========


The tax effects of temporary differences that give rise to the deferred income tax benefits and deferred income tax liabilities at December 31, are as follows:

                                                                                           1999                      1998
                                                                                           ----                      ----
                                                                                                (Thousands of Dollars)

         Depreciation and amortization                                                   $ 25,147                 $ 16,280
         Employee benefit obligations                                                      (1,065)                    (862)
         Prepaid pension costs                                                              1,130                      819
         Investment tax credits                                                               119                      331
         Other - net                                                                          239                    1,464
                                                                                         --------                 --------
             Net deferred tax liability                                                  $ 25,570                 $ 18,032
                                                                                         ========                 ========



9.  EMPLOYEE BENEFIT PLANS:

The FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in February 1998. Certain disclosures are required to be made of the components of pension credits, postretirement benefit costs and the funded status of the plans, including the actuarial present value of accumulated plan benefits, accumulated or projected benefit obligation and the fair value of plan assets. We do not present such disclosures because the structure of the GTE plans does not permit the plans' data to be readily disaggregated.

PENSION PLANS

The Company participates in noncontributory defined benefit pension plans sponsored by GTE covering substantially all employees. The benefits to be paid under these plans are generally based on years of credited service and average final earnings. GTE's funding policy, subject to the minimum funding requirements of employee benefit and tax laws, is to contribute such amounts as are determined on an actuarial basis to accumulate funds sufficient to meet the plans' benefit obligation to employees upon their retirement. The assets of the plans consist primarily of corporate equities, government securities and corporate debt securities.

The significant weighted-average assumptions used by GTE for the pension measurements were as follows at December 31:


                                                                       1999                 1998
                                                                     --------             ------
        Discount rate                                                  8.00%                7.00%
        Rate of compensation increase                                  5.50%                4.75%
        Expected return on plan assets                                 9.00%                9.00%


Net periodic benefit credit was $0.5 million and $0.4 million for the years 1999 and 1998, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Substantially all of the Company's employees are covered under postretirement healthcare and life insurance benefit plans sponsored by GTE. The determination of benefit cost for postretirement health plans is generally based on comprehensive hospital, medical and surgical benefit plan provisions. The Company intends to fund amounts for postretirement benefits as deemed appropriate.

Postretirement benefit cost was $1.0 million and $0.3 million for the years 1999 and 1998, respectively. The weighted-average assumptions used by GTE in the actuarial computations for postretirement benefits were as follows at December 31:



                                                                       1999                 1998
                                                                     --------             ------
        Discount rate                                                  8.00%                7.00%
        Expected return on plan assets                                 8.00%                8.00%


SAVINGS PLANS

The Company sponsors employee savings plans under section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees. Under the plans, the Company provides matching contributions in GTE common stock based on qualified employee contributions. Matching contributions charged to income were $0.1 million in both 1999 and 1998.

10.  PROPERTY, PLANT AND EQUIPMENT:

Property, plant and equipment is summarized as follows at December 31:

                                                          1999       1998
                                                       --------   --------
                                                      (Thousands of Dollars)

         Land                                          $     --  $     914
         Buildings                                           --     18,845
         Plant and equipment                                 --    258,987
         Other                                               --      7,534
           Total                                             --    286,280
         Less- Accumulated depreciation                      --   (171,138)
                                                       --------   --------

           Total property, plant and equipment - net   $     --  $ 115,142
                                                       ========   ========


At December 31, 1999, all property, plant and equipment is being held for sale (See Note 3).

11.  REGULATORY AND COMPETITIVE MATTERS:

The Company's intrastate business is regulated by the Minnesota Public Utilities Commission (MPUC). The Company is subject to regulation by the FCC for its interstate business operations.

The Company provides local-exchange services to customers within its designated franchise area. The Company also provides toll services within designated geographic areas called Local Access and Transport Areas (LATAs) under agreements with connecting local-exchange carriers (LECs) in conformity with individual state regulatory orders. The Company also provides long distance access services directly to interexchange carriers and other customers who provide services between LATAs.

During 1999, regulatory and legislative activity at both the state and federal levels continued to be a direct result of the Telecommunications Act of 1996 (Telecommunications Act). Along with promoting competition in all segments of the telecommunications industry, the Telecommunications Act was intended to preserve and advance universal service.

INTERSTATE SERVICES

GTE continued in 1999 to meet the wholesale requirements of new competitors. GTE has signed interconnection agreements with other carriers, providing them the capability to purchase unbundled network elements (UNEs), resell retail services and interconnect facilities-based networks. Several of these interconnection agreements were the result of the arbitration process established by the Telecommunications Act, and incorporated prices or terms and conditions based upon the FCC rules that were subsequently appealed to the U. S. Supreme Court (Supreme Court). GTE challenged a number of such agreements in federal district courts during 1997.

GTE's position in these challenges was supported by a decision of the Eighth Circuit Court (Eighth Circuit) in July 1997 which stated the FCC had overstepped its authority in several areas concerning implementation of the interconnection provisions of the Telecommunications Act. In January 1999, the Supreme Court reversed in part and affirmed in part the Eighth Circuit's decisions. The Supreme Court reversed the Eighth Circuit's determination that the FCC had no jurisdiction over pricing. As a result, the pricing rules established by the FCC are now subject to review on their merits by the Eighth Circuit. In addition, the Supreme Court vacated the FCC rule setting forth the UNEs that incumbent local exchange carriers (ILECs) are required to provide to competitive local exchange carriers (CLECs). This latter ruling led to a proceeding before the FCC concerning what elements had to be offered and under what conditions.

In November 1999, the FCC reaffirmed that incumbents must provide unbundled access to five of the original seven network elements, which must be available on either a stand-alone basis, or as a combined local service "platform" if the elements have been previously combined by the ILEC. ILECs are no longer required to provide unbundled operator services, including directory assistance where alternate routing is available. In addition, in certain circumstances, local and tandem switching need not be unbundled. However, the FCC expanded the definition of some UNEs by specifying that components of the loop UNE must be made available in sub-loop components, and augmenting the types of call-related databases that must be unbundled as UNEs. The FCC also found that state commissions can require ILECs to unbundle additional elements as long as they are consistent with the requirements of the Telecommunications Act and the national policy framework instituted in the FCC's order. Furthermore, the order precludes states from removing network elements from the FCC's list of unbundling obligations. The United States Telecom Association (USTA) has appealed this order and GTE will participate.

In December 1999, the FCC released another order that requires ILECs to provide line sharing to CLECs by unbundled access to the high-frequency portion of the local loop over which the ILEC provides voice services. The FCC's stated intent in adopting the line sharing order is to enable competitive carriers to provide digital subscriber line (DSL) services over the same lines simultaneously used by ILECs to provide basic phone services.

In June 1999, the Eighth Circuit established a schedule for addressing the issues it did not decide in 1998. Parties to this action have filed briefs and participated in oral arguments in September 1999. The major issues are: (1) the FCC's cost methodology used to set prices, (2) its methodology for setting wholesale discounts, (3) the "proxy rates" it set for interconnection, UNEs, and wholesale discounts, (4) whether ILECs should be required to combine UNEs that are not already combined, and (5) whether the FCC can require ILECs to provide "superior quality" to competitors than what the ILEC provides to itself. A court decision is expected during the first half of 2000.

UNIVERSAL SERVICE

GTE is active before both state and federal regulators advocating development and implementation of measures that will meet the requirements of the universal service provisions of the Telecommunications Act. Specifically, GTE urges regulators to identify and remove all hidden subsidies and to provide explicit universal service subsidies.

In October 1998, the FCC issued an order selecting a cost model for universal service. In July 1999, the United States Court of Appeals for the Fifth Circuit (Fifth Circuit) affirmed in part, reversed in part, and remanded in part the FCC's universal service regime. In October 1999, the FCC released two orders in response to the Fifth Circuit decision. One order permits ILECs to continue to recover their universal service contributions from access charges or to establish end-user charges. The second order changed the contribution basis for school/library funding to eliminate calculations based upon intrastate revenues. In January 2000, GTE requested the Supreme Court to review the Fifth Circuit decision allowing the FCC to base universal service support from the results of a hypothetical cost model rather than historical costs that were incurred to provide local service. GTE argued that the Fifth Circuit ignored long standing legal precedent in permitting a major revision to ILEC cost recovery mechanisms without ensuring the new process would not result in a constitutionally prohibited "taking".

In November 1999, the FCC released an order selecting the cost inputs for the federal universal service cost model. GTE is seeking reconsideration. Since the FCC moved the implementation date of the new universal service mechanism for non-rural carriers to January 2000, many state regulators awaited FCC action before they began designing their universal service programs.

In November 1999, the FCC released an order dealing with implementation of the new FCC federal high cost support mechanism for non-rural ILECs, including GTE. The effective date for the new federal universal service plan is January 1, 2000. This plan will distribute federal high cost funds to states with higher than average costs. The role of state commissions is to ensure reasonable comparability within the borders of a state. Federal high cost support will be calculated by comparing the nationwide average cost with each state's average cost per line, and providing federal support for only states that exceed 135% of the nationwide average. To guard against rate shock, the FCC also adopted a "hold harmless" approach so that the amount of support provided to each non-rural carrier under the new plan will not be less than the amount provided today. U S WEST has appealed this order on the basis that it fails to provide a sufficient amount of support. This FCC order also established a May 1, 2000 deadline by which state commissions must create at least three deaveraged price zones for UNEs. In January 2000, GTE requested the FCC grant a one year delay to give state commissions ample opportunity to implement deaveraged retail rates and establish state universal service funds in concert with UNE deaveraging.

In December 1999, the FCC asked for comment on requests made by the North Dakota and South Dakota state commissions and the Rural Utilities Service (RUS) asking the FCC to redefine "voice grade access" in the FCC's universal service rules. The FCC requires that, in order to be eligible for universal service support, a carrier must offer, among other things, voice grade access to the public switched telephone network. Current FCC rules specify that voice grade access should occur in a frequency range between approximately 300 Hertz (Hz) to 3,000 Hz. The petitioners requested the frequency range be changed to 200 Hz to 3,500 Hz. GTE participated in this proceeding and opposed any change in FCC requirements. The network is not designed for the proposed ubiquitous requirement and would require a significant infrastructure investment and at least a decade to implement.

PRICE CAP

The federal price cap regime allows access prices to change each year by a measure of inflation minus a productivity factor offset. In May 1999, the U.S. Court of Appeals for the District of Columbia (Court) released a decision regarding the FCC's choice of a 6.5% price cap productivity factor in a 1997 order. The Court found the FCC's choice of a 6.0% base factor and a 0.5% Consumer Productivity Dividend to be inadequately supported. The Court remanded the matter back to the FCC for further action and established an April 2000 date by which the FCC must issue a revised decision. As a result, in November 1999, the FCC initiated a rulemaking proposal requesting comments on the interstate price cap productivity factor. Currently, it is unknown whether the single price cap productivity factor will be applied retroactively to July 1, 1997 and remain in effect until the next price cap performance review in 2003, or whether one factor will apply from 1997 to 2000 and another factor apply from 2000 to 2003.

INTERSTATE ACCESS REVISION

Effective July 1999, access charges were further reduced using a 6.5% productivity factor in compliance with FCC requirements to reflect the impacts of access charge reform and in making GTE's 1999 Annual Filing. The total annual financial impact of the reduction was $113 million. Similar filings during 1997 and 1998 had already resulted in price reductions.

In August 1999, GTE, along with a coalition of local exchange and long-distance companies (CALLS), submitted a proposal for interstate access charge and universal service reform to the FCC. The proposal would accelerate the shift in non-usage sensitive access revenue recovery from per-minute to flat-rated charges, set a schedule for elimination of the price cap productivity factor, and provide more explicit support for universal service. The coalition filed a revised plan in March 2000 and the FCC has offered the plan for comments. A decision by the FCC is expected in 2000.

In August 1999, the FCC released an order pertaining to access reform and pricing flexibility. The order grants price cap LECs immediate flexibility under certain circumstances to deaverage certain access services and permits the introduction of new services on a streamlined basis, without prior FCC approval.

ADVANCED TELECOMMUNICATIONS SERVICES

The Telecommunications Act required the FCC to "encourage the deployment on a reasonable and timely basis of advanced telecommunications capability to all Americans." Further, the FCC was required to conduct a proceeding aimed at determining the availability of advanced telecommunications, and to take action to remove barriers to infrastructure investment and to promote competition.

In March 1999, the FCC released an order adopting a number of new collocation rules designed to make competitive entry easier and less costly. These rules specify how ILECs will manage such items as alternate collocation arrangements, security, space preparation cost allocation, provisioning intervals, and space exhaustion. GTE asked the Court to review this order. In March 2000, the Court issued a ruling granting, in part, challenges raised by GTE to the FCC's March 1999 order. The Court ruled that the FCC failed to justify its requirement that ILECs must permit collocation of any CLEC equipment that was "used or useful" for interconnection or access to network elements. The Court remanded this portion of the decision back to the FCC for further deliberation.

In November 1999, the FCC released an order concluding that an ILEC's offering of DSL services to Internet Service Providers (ISPs) pursuant to volume and term discount plans that are a component of the ISPs high-speed Internet service are not a retail offering, and thus not subject to the discounted resale obligation. The order also concluded that an ILECs DSL offering to end users is a retail offering if the ILEC performs certain consumer-oriented functions, such as provisioning of customer premises equipment and wiring, marketing, billing and collection, and accepting repair requests directly from the end user. The FCC concluded that these services are subject to discounted resale obligation, regardless of whether the service is classified as telephone exchange service (local tariff) or exchange access service (access tariff).

NUMBER PORTABILITY

In December 1998, the FCC released an order establishing cost recovery rules for local number portability (LNP) that permitted the recovery of carrier-specific costs directly related to the provision of long-term LNP via a federally tariffed end-user monthly charge. GTE subsequently filed an LNP tariff with the FCC, and in March 1999 instituted an end-user number portability fee. This charge is levied on all business and residential customers. In June 1999, GTE's tariffed LNP charge was reviewed and accepted by the FCC at $0.36 per access line per month.

INTERNET SERVICE TRAFFIC

ILECs are required to provide open access to all ISPs, while cable television operators are not. Several major cable television operators providing Internet access through cable modem facilities are only offering their affiliated ISPs to consumers. Cable television operators that do allow customers to select non-affiliated ISPs often require the customer to also pay for their affiliated ISP's service (i.e., to pay twice for the same service). GTE has been active in encouraging municipalities engaged in reviewing cable television mergers or franchise renewals to require cable modem open access as a condition for approval. The City of Portland, Oregon was first to adopt such a requirement and AT&T Corp. has appealed that decision. Arguments took place in November 1999 before the Ninth Circuit Court.

In October 1999, GTE filed an antitrust lawsuit contending that cable TV providers' refusal to provide ISPs with "open access" to cable modem platforms is a violation of federal antitrust law. The lawsuit filed in the U.S. District Court in Pittsburgh, names Tele-Communications, Inc., (now a unit of AT&T Corp.), Comcast Corp., and Excite@Home and seeks an injunction to require open access and damages.

GTE's interconnection contracts with CLECs specify that parties compensate each other for the exchange of local traffic, defined as traffic that is originated by an end user of one party and terminating to the end user of the other party within GTE's current local serving area. It is GTE's position that ISP traffic does not satisfy the definition of local traffic, and that no compensation should be paid to CLECs that carry this traffic to their ISP customers. In a recent ruling, the FCC has clarified that ISP traffic is largely interstate and is not local traffic. Nevertheless, the FCC permitted state commissions to arbitrate whether ILECs should pay as reciprocal compensation for ISP-bound traffic, based upon existing interconnection agreements, until the FCC reaches a decision on a long-term compensation scheme. GTE challenged this FCC conclusion in federal district court. In March 2000, the Court vacated and remanded the FCC's ruling that ISP-bound calls are interstate since the FCC failed to provide a satisfactory explanation to support its ruling. As a result, the Court did not address GTE's argument that the Telecommunications Act preempts state commission authority to arbitrate disputes over non-local traffic.

INTRASTATE SERVICES

UNBUNDLED NETWORK ELEMENTS

In December 1996, the MPUC issued its order resolving arbitration issues between the Company and AT&T Communications of the Midwest, Inc. (AT&T). The order included the establishment of a resale discount rate of 24.9% and interim rates for unbundled network elements based on a modified Hatfield Cost Model presented by AT&T. A separate cost proceeding was initiated by the MPUC to review the Company's costs for purposes of establishing permanent rates, but was closed in April 1999.

INFORMAL EARNINGS INVESTIGATION

In June 1999, the Minnesota Department of Commerce (MDOC) initiated an informal earnings investigation. The Company has agreed to a $4.087 million revenue reduction and is continuing to negotiate with the MDOC and Office of Attorney General to reach a settlement regarding the rate design to achieve this reduction.

ELIGIBLE TELECOMMUNICATIONS CARRIER

In August 1998, some consumers in an unassigned territory (area within Minnesota that is not included within the exchange boundaries of any existing telephone company) in northern Minnesota petitioned the MPUC for assignment of an eligible telecommunications carrier (ETC) to provide service. This unassigned territory is bordered by the Ely exchange in which the Company is the telephone service carrier. The MPUC has instructed the Company to serve this territory in an order issued July 1999. Service was required to be provided by December 31, 1999. In November 1999, the Company filed a request for extension for several customers whom the Company will not be able to serve by December 31, 1999 due to permit requirements. The MPUC approved the Company's request with conditions. One of these conditions was that the Company must provide the affected customers with an interim wireless local loop solution no later than March 22, 2000.

SIGNIFICANT CUSTOMER

Revenues received from AT&T Corp. included amounts for access and billing and collection during 1999 and 1998 under various arrangements and amounted to $11.4 million and $13.7 million, respectively.

12.  COMMITMENTS AND CONTINGENCIES:

The Company has noncancelable leases covering certain buildings, office space and equipment. Rental expense was $716,000 and $726,000 in 1999 and 1998, respectively. Minimum rental commitments under noncancelable leases are $60,000, $31,000, $15,000, $4,000 and $4,000 for the years 2000-2004, respectively, and aggregate $15,000 thereafter.

The Company is subject to a number of proceedings arising out of the conduct of its business, including those relating to regulatory actions, commercial transactions and environmental, safety and health matters. Management believes that the ultimate resolution of these matters will not have a materially adverse effect on the results of operations or the financial position of the Company.

                            CONTEL OF MINNESOTA, INC.
                              FINANCIAL STATEMENTS
                         AS OF DECEMBER 31,1998 AND 1997
             TOGETHER WITH REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

                              ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Contel of Minnesota, Inc.:

We have audited the accompanying balance sheets of Contel Minnesota, Inc., d/b/a GTE Minnesota (the Company) (a Minnesota corporation), as of December 31, 1998 and 1997, and the related statements of income, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


                                                /s/ Arthur Andersen LLP


Dallas, Texas,
January 28, 1999

                            CONTEL OF MINNESOTA, INC.

                   BALANCE SHEETS - DECEMBER 31,1998 AND 1997


                                                                                    1998                     1997
                                                                                  --------                 --------
                                                                                        (Thousands of dollars)

ASSETS
Current assets:
Cash & cash equivalents                                                           $      2                 $      -
Receivables, less allowances of $526 and $474                                       20,760                   20,800
Prepaid taxes and other                                                              1,178                    1,023

Total current assets                                                                21,940                   21,823

Property, plant and equipment, net (Note 10)                                       115,142                  104,124
Prepaid pension costs and other assets                                               1,803                    1,467
                                                                                  --------                 --------

Total assets                                                                      $138,885                 $127,414
                                                                                  ========                 ========

LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
Short-term obligations, including current maturites                               $  3,300                 $ 26,466
Accounts payable                                                                    13,332                    8,917
Affiliate payables and accruals                                                      1,529                    5,056
Advanced billings and customer deposits                                              1,792                    1,692
Taxes payable                                                                        1,884                    3,291
Accrued payroll costs                                                                1,568                      991
Dividends payable                                                                    5,000                       --
Other                                                                                  990                    1,278
                                                                                  --------                 --------

Total current liabilities                                                           29,395                   47,691
                                                                                  --------                 --------

Long-term debt                                                                      38,665                   21,766
Deferred income taxes                                                               16,930                    8,981
Other liabilities                                                                    2,764                    4,939
                                                                                  --------                 --------

Total liabilities                                                                   87,754                   83,377
                                                                                  --------                 --------

Shareholder's equity:
Common stock (154,096 shares issued)                                                 3,852                    3,852
Additional paid-in capital                                                          16,019                   16,019
Retained earnings                                                                   31,260                   24,166
                                                                                  --------                 --------

Total shareholder's equity                                                          51,131                   44,037
V                                                                                 --------                 --------

Total liabilities and shareholder's equity                                        $138,885                 $127,414
                                                                                  ========                 ========




The accompanying notes are an integral part of these financial statements.

                            CONTEL OF MINNESOTA, INC.

                              STATEMENTS OF INCOME

                   FOR THE YEARS ENDED DECEMBER 31,1998 AND 1997



                                                                                1998                  1997
                                                                             ----------             --------
                                                                                (Thousands of Dollars)

REVENUES AND SALES
Local services                                                                  $35,152              $32,927
Network access services                                                          39,744               38,645
Other services and sales                                                          8,430                8,213
                                                                             ----------             --------

Total revenues and sales                                                         83,326               79,785
                                                                             ----------             --------

OPERATING COSTS AND EXPENSES
Cost of services and sales                                                       20,473               22,982
Selling, general and administrative                                              13,587                9,503
Depreciation and amortization                                                    13,849               17,804
                                                                             ----------             --------

Total operating costs and expenses                                               47,909               50,289
                                                                             ----------             --------

OPERATING INCOME                                                                 35,417               29,496

OTHER EXPENSE
Interest-net                                                                      2,365                3,043
Other-net                                                                            55                   --
                                                                             ----------             --------

INCOME BEFORE INCOME TAXES                                                       32,997               26,453
Income taxes                                                                     11,203               12,713
                                                                             ----------             --------

INCOME BEFORE EXTRAORDINARY ITEM                                                 21,794               13,740
Extraordinary item                                                                  400                   --
                                                                             ----------             --------

NET INCOME                                                                      $21,394              $13,740
                                                                             ==========             ========




The accompanying notes are an integral part of these financial statements.

                            CONTEL OF MINNESOTA, INC.

                            STATEMENTS OF CASH FLOWS

                 FOR THE YEARS ENDED DECEMBER 31,1998 AND 1997


                                                                        1998          1997
                                                                        ----          ----
                                                                      (Thousands of Dollars)
OPERATIONS
Income before extraordinary item                                     $ 21,794       $ 13,740
Adjustments to reconcile income before extraordinary item to net cash from operations
Depreciation and amortization                                          13,849         17,804
Deferred income taxes                                                   8,125         (1,812)
Provision for uncollectible accounts                                      744            542
Change in current assets and current liabilities:
Receivables - net                                                        (704)        (2,264)
Other current assets                                                     (155)          (414)
Accrued taxes and interest                                             (1,315)         2,476
Other current liabilities                                               1,209         (2,897)
Other - net                                                            (3,479)         3,220
                                                                     --------       --------

Net cash from operations                                               40,068         30,395
                                                                     --------       --------

INVESTING
Capital expenditures                                                  (24,014)       (22,523)
Sale of fixed assets                                                       15             --
                                                                     --------       --------

Net cash used in investing                                            (23,999)       (22,523)
                                                                     --------       --------

FINANCING
Long-term debt retired                                                (19,268)          (950)
Affiliate long-term debt issued                                        35,000             --
Dividends                                                              (9,300)       (16,664)
Net change in affiliate notes                                         (22,499)         9,742
                                                                     --------       --------

Net cash used in financing                                            (16,067)        (7,872)
                                                                     --------       --------

Increase in cash and cash equivalents                                       2             --

Cash and cash equivalents:
Beginning of year                                                          --             --
                                                                     --------       --------

End of year                                                          $      2       $     --
                                                                     ========       ========

Cash paid during the year for:
Interest                                                             $  2,186       $  3,084
                                                                     --------       --------

Income taxes                                                         $  4,240       $  6,868
                                                                     --------       --------


The accompanying notes are an integral part of these financial statements.
                                                4

                            CONTEL OF MINNESOTA, INC.

                       STATEMENTS OF SHAREHOLDER'S EQUITY

                  FOR THE YEARS ENDED DECEMBER 31,1998 AND 1997



                                                                            Additional
                                                           Common             Paid-In           Retained
                                                           Stock              Capital           Earnings            Total
                                                        ----------          ------------      --------------     ----------
                                                                          (Thousands of Dollars)
Shareholder's equity, December 31, 1996                  $  3,852            $ 16,019          $ 20,665         $ 40,536

Net income                                                                                       13,740           13,740
Dividends declared                                                                              (10,239)         (10,239)

                                                        ---------           ---------        ----------        ---------
Shareholder's equity, December 31, 1997                     3,852              16,019            24,166           44,037

Net income                                                                                       21,394           21,394
Dividends declared                                                                              (14,300)         (14,300)

                                                        ---------           ---------        ----------        ---------
Shareholder's equity, December 31, 1998                  $  3,852            $ 16,019          $ 31,260         $ 51,131
                                                        =========           =========        ==========        =========



   The accompanying notes are an integral part of these financial statements.

                            CONTEL OF MINNESOTA, INC.

                          NOTES TO FINANCIAL STATEMENTS

                                DECEMBER 31,1998



1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

Contel of Minnesota, Inc. d/b/a GTE Minnesota (the Company) provides a wide variety of communications services ranging from local telephone service for the home and office to highly complex voice and data services for various industries. At December 31, 1998, the Company served approximately 138,810 access lines in the state of Minnesota. The Company is a wholly-owned subsidiary of GTE Corporation (GTE).

On June 10, 1997, the Company entered into an Agreement of Merger with Continental Telephone Business Systems, Inc., a Delaware corporation (Continental Telephone). The agreement provided that Continental Telephone would merge with and into the Company, with the Company to be the surviving corporation in the merger (the Merger). The Merger became effective on July 1, 1997, and has been accounted for in a manner similar to a "pooling of interests." Accordingly, the financial statements include the combined historical results of operations and financial position of the Company and Continental Telephone as though the Merger had occurred at the beginning of 1997 and reflect the elimination of significant intercompany transactions.

BASIS OF PRESENTATION

The Company prepares its financial statements in accordance with generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts. Actual results could differ from those estimates.

Reclassifications of prior-year data have been made, where appropriate, to conform to the 1998 presentation.

TRANSACTIONS WITH AFFILIATES

GTE Supply (100% owned by GTE) provides construction and maintenance equipment, supplies and electronic repair services to the Company. These purchases and services amounted to $2.4 million and $2.6 million for the years 1998 and 1997, respectively. Such purchases and services are recorded in the accounts of the Company at the lower of cost, including a return realized by GTE Supply, or fair market value.

The Company is billed for data processing services and equipment rentals, and receives management, consulting, research and development and pension management services from other affiliated companies. The Company's financial statements also include allocated expenses resulting from the sharing of certain executive, administrative, financial, accounting, marketing, personnel, engineering and other support services being performed at consolidated work centers within GTE. The amounts charged for these affiliated transactions are based on proportional cost allocation methodologies. These charges amounted to $8.1 million and $3.5 million for the years 1998 and 1997, respectively. The significant increase in 1998 charges is due to a reorganization of support functions within GTE. The cost of these support functions, which was previously recorded directly by the Company, is now allocated to the Company on a proportional cost basis.

The Company has an agreement with GTE Directories Corporation (GTE Directories) (100% owned by GTE), whereby the Company provides its subscriber lists, billing and collection and other services to GTE Directories. In addition, when GTE Directories sells Yellow Page directory advertising to customers within the Company's franchise area, the Company records a portion of the sale as revenue. Revenues from these activities amounted to $1.2 million and $1.2 million for the years 1998 and 1997, respectively. Also, the Company is billed for certain printing and other costs associated with telephone directories, including the cost of customer contact information pages which are included in the

Company's White Pages directories. These charges amounted to $3.5 million and $0.4 million for the years 1998 and 1997, respectively.

REVENUE RECOGNITION

Revenues are recognized when earned. This is generally based on usage of the Company's local exchange networks or facilities. For other products and services, revenues are generally recognized when services are rendered or products are delivered to customers.

DEPRECIATION AND AMORTIZATION

The Company depreciates assets using the remaining life methodology and straight-line depreciation rates. This method depreciates the remaining net investment in telephone plant, less anticipated net salvage value, over remaining economic asset lives. This method requires the periodic review and revision of depreciation rates.

The economic asset lives used by the Company are as follows:

                                Average lives (in years)
                                ------------------------
                                Fiber-optic cable                       20
                                Copper wire                             15
                                Switching equipment                     10
                                Circuit equipment                        8

When depreciable telephone plant is retired in the normal course of business, the amount of such plant is deducted from the respective plant and accumulated depreciation accounts. Gains or losses on disposition are amortized with the remaining net investment in telephone plant.

EMPLOYEE BENEFIT PLANS

Pension and postretirement health care and life insurance benefits earned during the year as well as interest on projected benefit obligations are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive benefits. Curtailment gains and losses associated with employee separations are recognized when they occur. Settlement gains and losses associated with employee separations are recognized when the pension obligations are settled and the gain or loss is determinable.

VALUATION OF ASSETS

The impairment of tangible or intangible assets is assessed when changes in circumstances indicate that their carrying value may not be recoverable. Under the Financial Accounting Standards Board's (FASB) Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," a determination of impairment, if any, is made based on estimated future cash flows, salvage value or expected net sales proceeds depending on the circumstances. In instances where goodwill has been recorded in connection with impaired assets, the carrying amount of the goodwill is first eliminated before any reduction to the carrying value of tangible or identifiable intangible assets. The Company's policy is to record asset impairment losses, and any subsequent adjustments to such losses as initially recorded, as well as net gains or losses on sales of assets as a component of operating income. Under Accounting Principles Board Opinion No. 17, "Intangible Assets," the Company also annually evaluates the future period over which the benefit of goodwill will be received, based on future cash flows, and changes the amortization life accordingly.

INCOME TAXES

The Company's results are included in GTE's consolidated Federal income tax return. The Company participates in a tax-sharing agreement with GTE and remits tax payments to GTE based on its tax liability on a separate company basis.

Deferred tax assets and liabilities are established for temporary differences between the way certain income and expense items are reported for financial reporting and tax purposes. Deferred tax assets and liabilities are subsequently adjusted, to the extent necessary, to reflect tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established for deferred tax assets for which realization is not likely.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents include investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

FINANCIAL INSTRUMENTS

The Company uses a variety of financial instruments to hedge its exposure to fluctuations in interest. The Company does not use financial instruments for speculative or trading purposes, nor is the Company a parry to leveraged derivatives. Amounts to be paid or received under interest rate swaps are accrued as interest expense.

INVENTORIES AND SUPPLIES

Inventories and supplies are stated at the lower of cost, determined principally by the average cost method, or net realizable value.

SOFTWARE

The Company classifies software as either network related or non-network related. For network related software, initial operating systems software is capitalized and amortized over the life of the related hardware. All other network related software, including right-to-use fees, is expensed as incurred. Non-network related software, which includes billing and administrative systems, is capitalized and amortized over 5 years. Software maintenance costs are expensed as incurred. In 1998 and 1997, $3.0 million and $0.5 million, respectively, of software expenditures were capitalized associated with the implementation of new administrative systems within the Company.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under the provisions of this SOP, effective January 1, 1999, the Company will be required to capitalize and amortize the cost of all internal-use software, including network related software it previously expensed. During 1998, the Company expensed network related software of approximately $0.9 million.

Effective January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." During the years ended December 31, 1998 and 1997, there were no differences between net income and comprehensive income.

In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The Company is currently assessing the impact of adopting SFAS No. 133 which is effective January 1, 2000.

2. PROPOSED MERGER WITH BELL ATLANTIC CORPORATION

On July 27, 1998, GTE and Bell Atlantic entered into a merger agreement providing for the combination of the two companies. Under the terms of the agreement, which was unanimously approved by the boards of directors of both companies, GTE shareholders will receive 1.22 shares of Bell Atlantic stock for each GTE share they own. The merger is subject to shareholder and regulatory approvals.


3. PLANNED ASSET SALES

During the first quarter of 1998, the Company committed to a plan that resulted in a decision to sell approximately 128,000 switched access lines. Due to the regulatory approvals that are required, it is projected that most of the sales of local access lines will close in 2000. As a result, the net book value of these lines, which approximates $115.1 million, continues to be reported in "Property, plant and equipment, net" in the balance sheets. Until sold, the Company intends to continue to operate all of these assets. Based on the decision to sell, however, the Company stopped recording depreciation expense for these assets.

Due to the centralized manner in which GTE's local telephone companies are managed and since the access lines to be sold represent portions of states rather than entire operating companies, revenues and operating income applicable to the access lines to be sold are not readily determinable. The 128,000 access lines represent 100% of the switched access lines that the Company had in service during 1998.


4. EXTRAORDINARY CHARGE

During the first quarter of 1998, the Company recorded an after-tax extraordinary charge of $0.4 million (net of tax benefits of $0.2 million), reflecting premiums paid on the redemption of high-coupon debt prior to stated maturity.


5. COMMON STOCK

The authorized common stock of the Company consists of 192,000 shares with a stated value of $25 per share. All outstanding shares of common stock are held by GTE.

There were no shares of common stock held by or for the account of the Company and no shares were reserved for officers and employees, or for options, warrants, conversions or other rights.

At December 31, 1998, $17.1 million of the Company's retained earnings were restricted as to the payment of cash dividends on common stock under the most restrictive terms of the Company's indentures.

6. DEBT

Long-term debt as of December 31, was as follows:


                                                                  1998                   1997
                                                                -------                -------
                                                                     (Dollars in Thousands)

Rural Utilities Service
2.0% due 2011                                                  $    902               $  1,110

Rural Telephone Bank
6.5% to 8.0%, maturing through 2015                               3,053                 16,266

Federal Financing Bank
8.015% to 8.683%, maturing through 2011                              --                  5,347

Affiliate note
5.61 % due 2001                                                  35,000                     --
                                                                -------                -------

Total                                                            38,955                 22,723
Less: current maturities                                           (290)                  (957)
                                                                -------                -------

Total long-term debt                                            $38,665                $21,766
                                                                =======                =======



In March 1998, the Company retired, prior to stated maturity, $18.4 million of long-term debt. The Company incurred $0.4 million (net of tax benefits of $0.2 million) in premiums associated with this retirement.

The aggregate principal amount of bonds and debentures that may be issued is subject to the restrictions and provisions of the Company's indentures. None of the securities shown above were held in sinking or other special funds of the Company or pledged by the Company. Substantially all of the Company's telephone plant is subject to the liens of the indentures under which the bonds listed above were issued.

Estimated payments of long-term debt during the next five years are: $0.3 million in 1999, $0.3 million in 2000, $35.3 million in 2001, $0.3 million in 2002 and $0.2 million in 2003.

Total short-term obligations as of December 31, were as follows:

                                                                  1998            1997
                                                              ---------       ---------
                                                                 (Dollars in Thousands)
Notes payable to affiliate - average rates 5.7% and 6.0%         $ 3,010        $25,509
Current maturities of long-term debt                                 290            957
                                                                 -------        -------
  Total                                                          $ 3,300        $26,466
                                                                 =======        =======

The Company finances part of its construction program through the use of interim short-term notes payable to affiliates. During 1998 and 1997, the Company supplemented its internal generation of cash with funds borrowed from GTE. These arrangements require payment of interest based on GTE's daily intercompany interest rate (which is based primarily on the costs associated with the issuance of commercial paper).


7. FINANCIAL INSTRUMENTS

The fair values of financial instruments, other than long-term debt, closely approximate their carrying value. As of December 31, 1998 and 1997, the estimated fair value of long-term debt based on either reference to quoted market prices or an option pricing model, exceeded the carrying value by approximately $0.2 million and $0.3 million, respectively.

8. INCOME TAXES

The income tax provision (benefit) is as follows:


                                                          1998          1997
                                                        -------       -------
                                                        (Thousands of Dollars)
Current:
Federal                                                 $ 2,741       $ 11,327
State                                                       313         3,198
                                                        -------       -------

                                                          3,054        14,525
                                                        -------       -------
Deferred:
Federal                                                   6,598          (636)
State                                                     1,973          (587)
                                                        -------       -------

                                                          8,571        (1,223)
                                                        -------       -------

Amortization of deferred investment tax credits            (422)         (589)
                                                        -------       -------
Total provision                                         $11,203       $12,713
                                                        =======       =======



A reconciliation between taxes computed by applying the statutory federal income tax rate to pretax income and income taxes provided in the statements of income is as follows:

                                                                         1998       1997
                                                                       --------   --------
                                                                      (Thousands of Dollars)
Amounts computed at statutory rates                                    $ 11,549   $  9,259
  State and local income taxes, net of federal income tax benefits        1,486      1,697
  Amortization of deferred investment tax credits                          (422)      (589)
  Other differences - net                                                (1,410)     2,346
                                                                       --------    --------

Total provision                                                        $ 11,203    $ 12,713
                                                                       ========    ========


The tax effects of temporary differences that give rise to the deferred income tax benefits and deferred income tax liabilities at December 31, are as follows:

                                                 1998        1997
                                               --------    --------
                                              (Thousands of Dollars)
Depreciation and amortization                  $ 16,280    $  9,862
Employee benefit obligations                       (862)     (2,477)
Prepaid pension costs                               819         645
Investment tax credits                              331         753
Other - net                                       1,464       1,124
                                               --------    --------

    Net deferred tax liability                 $ 18,032    $  9,907
                                               ========    ========


9. EMPLOYEE BENEFIT PLANS

The FASB issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in February 1998. The new standard does not change the measurement or recognition of costs for pension or other postretirement plans. It standardizes disclosures and eliminates those that are no longer useful.

Certain disclosures are required to be made of the components of pension credits, postretirement benefit costs and the funded status of the plans, including the actuarial present value of accumulated plan benefits, accumulated or projected benefit obligation and the fair value of plan assets. We do not present such disclosures because the structure of the GTE plans does not permit the plans' data to be readily disaggregated.

PENSION PLANS

The Company participates in noncontributory defined benefit pension plans sponsored by GTE covering substantially all employees. The benefits to be paid under these plans are generally based on years of credited service and average final earnings. GTE's funding policy, subject to the minimum funding requirements of employee benefit and tax laws, is to contribute such amounts as are determined on an actuarial basis to accumulate funds sufficient to meet the plans' benefit obligation to employees upon their retirement. The assets of the plans consist primarily of corporate equities, government securities and corporate debt securities.

The significant weighted-average assumptions used by GTE for the pension measurements were as follows at December 31:

                                                                1998          1997
                                                              -------        -------
Discount rate                                                  7.00%          7.25%
Rate of compensation increase                                  4.75%          5.00%
Expected return on plan assets                                 9.00%          9.00%


The net periodic benefit credit was $0.4 million and $0.5 million for the years 1998 and 1997, respectively.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

Substantially all of the Company's employees are covered under postretirement healthcare and life insurance benefit plans sponsored by GTE. The determination of benefit cost for postretirement health plans is generally based on comprehensive hospital, medical and surgical benefit plan provisions. The Company intends to fund amounts for postretirement benefits as deemed appropriate.

Postretirement benefit cost was $0.3 million and $1.2 million for the years 1998 and 1997, respectively. The weighted average assumptions used by GTE in the actuarial computations for postretirement benefits were as follows at December 31:


                                                             1998             1997
                                                           -------          -------
Discount rate                                                7.00%            7.25%
Expected return on plan assets                               8.00%            8.00%


SAVINGS PLANS

The Company sponsors employee savings plans under section 401(k) of the Internal Revenue Code. The plans cover substantially all full-time employees. Under the plans, the Company provides matching contributions in GTE common stock based on qualified employee contributions. Matching contributions charged to income were $0.1 million and $0.1 million in 1998 and 1997, respectively.

10. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is summarized as follows at December 31:




                                                           1998           1997
                                                           ----           ----
                                                         (Thousands of Dollars)
  Land                                                 $     914      $     906
  Buildings                                               18,845         18,177
  Plant and equipment                                    258,987        238,589
  Other                                                    7,534         13,300
                                                       ---------      ---------
    Total                                                286,280        270,972
  Less: Accumulated depreciation                        (171,138)      (166,848)
                                                       ---------      ---------

  Total property, plant and equipment - net            $ 115,142      $ 104,124
                                                       =========      =========


At December 31, 1998, all property, plant and equipment is being held for sale (See Note 3).

11.  REGULATORY AND COMPETITIVE MATTERS

The Company's intrastate business is regulated by the Minnesota Public Utilities Commission (MPUC). The Company is subject to regulation by the Federal Communications Commission (FCC) for its interstate business operations.

The Company provides local exchange services to customers within its designated franchise area. The Company also provides long-distance access services directly to interexchange carriers and other customers who provide services between Local Access and Transport Areas (LATAs).

As was the case in 1997, much of 1998's regulatory and legislative activity at both the state and federal levels was a direct result of the Telecommunications Act of 1996 (Telecommunications Act). Along with promoting competition in all segments of the telecommunications industry, the Telecommunications Act was intended to preserve and advance universal service.

INTERSTATE SERVICES

The Company has finalized interconnection agreements with various competitive local exchange carriers (LECs). A number of these interconnection agreements were the result of the arbitration process established by the Telecommunications Act, and incorporated prices or terms and conditions based upon the FCC rules that were subsequently overturned by the Eighth Circuit Court (Eighth Circuit) in July 1997. The Company challenged a number of such agreements in 1997. The Company's position in these challenges was supported by the Eighth Circuit's July 1997 decision stating that the FCC had overstepped its authority in several areas concerning implementation of the interconnection provisions of the Telecommunications Act. In January 1999, the U.S. Supreme Court (Supreme Court) reversed in part and affirmed in part the Eighth Circuit's decisions. The Supreme Court reversed the Eighth Circuit on many of the FCC rules related to pricing and costing, which had been previously reversed by the Eighth Circuit on jurisdictional grounds. The pricing rules established by the FCC will now be remanded back to the Eighth Circuit for a determination on the merits. On the other hand, the Supreme Court vacated the FCC rules requiring incumbent LECs to provide unbundled network elements (UNES) to competitive LECs. This latter ruling will be the subject of continued proceedings before the FCC and the state commissions concerning what elements will have to be offered and under what conditions. Pending the final rulemaking by the FCC on the provisions of UNEs, the Company will continue to provide individual UNEs under existing interconnection agreements.

Interstate Access Revision

Access charge reform continued to be a major issue in 1998. Effective January 1998, the FCC altered the structure of access charges that the Company collects by reducing and restructuring the per minute charges paid by long-distance carriers and implementing new per-line charges. The FCC also created an access charge structure that resulted in different access charges for primary and secondary residential access lines and single and multi-line business access lines. In aggregate, the annual reductions in usage sensitive access charges paid by long-distance carriers were intended to be offset by new per-line charges and the charges paid by end-user customers. Effective July 1998, access charges were further reduced in compliance with FCC requirements to reflect the impacts of access charge reform and in making the Company's 1998 Annual Filing. Similar filings during 1997 had already resulted in annual price reductions.

The FCC Access Reform Order released in May 1997 revamped the rate structure through which local and long-distance companies charge customers for using the local phone network to make long-distance calls. GTE and numerous other parties challenged the FCC's May 1997 Access Reform Order before the Eighth Circuit based on the premise that the FCC did not eliminate the universal service subsidies hidden within interstate access charges (as directed by the Telecommunications Act), and the FCC created additional subsidy charges paid only by business and multi-line residential customers. In August 1998, the Eighth Circuit denied all of the petitions for review of the Access Reform Order.

In October 1998, the FCC began a proceeding to refresh the record used in the 1997 access charge reform proceedings. The FCC will determine whether to retain or modify its market-based access charge reform approach, or to adopt a prescriptive approach. In addition, the FCC will decide whether the 6.5% productivity offset should be changed. An order is expected to be released prior to July 1999.

Universal Service

In May 1997, the FCC released a decision relating to implementation of the Telecommunications Act's provisions on universal service. GTE and numerous other parties have challenged the FCC's decision before the U.S. Court of Appeals for the Fifth Circuit on the grounds that the FCC did not follow the requirements of the Telecommunications Act to develop a sufficient, explicit and competitively neutral universal service program. Oral arguments were held in December 1998. A final decision on the appeal is expected in 1999.

In its Order on Reconsideration of the May 1997 decision dated July 1998, the FCC referred some key issues back to the Federal-State Joint Board (Joint Board) on universal service. The Joint Board issued its Second Recommended Decision in November 1998. The recommendations were generic in nature and require further development. Comments and reply comments on the Joint Board's recommendations were filed in late December 1998 and January 1999, respectively. An order from the FCC is expected in the second quarter of 1999, which may reject or change the Joint Board's recommendations.

In October 1998, the FCC issued an order selecting a cost model for universal service and plans to select cost inputs by the first quarter of 1999 and a revenue benchmark by mid- 1999. For this reason, the FCC moved the implementation date of the new universal service mechanism for non-rural carriers to July 1999. The Company filed a Petition for Reconsideration in December 1998, stating that the adopted model is incomplete and requires additional time for proper evaluation. GTE is currently awaiting action from the FCC.

Payphone Orders

In June 1996, the FCC issued its first Report and Order implementing the payphone compensation provisions of the Telecommunications Act. As part of the overall goal of promoting competition among payphone service providers (PSPs), this order mandated compensation to all PSPs for calls for which they were not previously compensated originating from payphones, including credit card and toll-free calls.

Subsequently, in October 1997, the FCC issued a second Report and Order to address some of the issues vacated by the U.S. Court of Appeals in Washington, D.C. concerning the FCC's first Report and Order mentioned above. In this second Order, the FCC established a new non-coin per-call rate of 28.4 cents for compensation that all PSPs were eligible to receive beginning in October 1997. In February 1999, after a court remand, the FCC ordered a new per-call rate of
24.0 cents for compensation that all PSPs were eligible to receive beginning in the second quarter of 1999. GTE will appeal the order.

In April 1998, the FCC issued an order, which granted the long-distance carriers a waiver of the per-call compensation requirement so that they may pay per-phone instead of per-call compensation for the payphones for which the FCC had granted technology waivers. The Company will receive per-phone compensation under this waiver until the technology is installed on those payphones that are not currently capable of measuring per-call detail.

Price Cap

For the provision of interstate services, the Company operates under the terms of the FCC's price cap incentive plan. This plan limits the rates a carrier may charge rather than regulating on a traditional rate-of-return basis. The price caps for a variety of service categories change annually using a price cap index that is a function of inflation less a predetermined productivity offset. The FCC's May 1997 Price Cap Order revised the price cap plan for incumbent price cap LECs by adopting a productivity offset of 6.5%. In June 1997, GTE and several other parties challenged the FCC's Price Cap Order before the Court of Appeals for the District of Columbia Circuit. The issue presented for review was whether, in computing its new 6.5% productivity offset, the FCC arbitrarily manipulated the evidence to achieve a predetermined outcome. Oral arguments are set for the first quarter of 1999 with a decision expected later in the year.

Advanced Data Service

In August 1998, the FCC released a Memorandum Opinion and Order finding that the pro-competitive provisions of the Telecommunications Act apply equally to advanced services and to circuit-switched voice services. In comments filed in September 1998, GTE outlined a comprehensive plan to rapidly deploy advanced data services, such as asymmetric digital subscriber line (ADSL) service, in a framework that pemits real competition between incumbents and competitors. The matter is pending before the FCC. In October 1998, the FCC found in favor of GTE's position that ADSL service is interstate in nature and properly tariffed at the federal level. The FCC specifically concluded that traffic to an Internet Service Provider (ISP) does not terminate at the ISP's local server but continues on to the ultimate destination or destinations at distant interstate or international websites accessed by the end user.

Number Portability

In December 1998, the FCC released a Memorandum Opinion and Order regarding cost recovery for the deployment of local number portability (LNP). This order follows the FCC's Third Report and Order, which determined that carriers may recover carrier specific costs directly related to the provision of long-term LNP via a federally tariffed end-user monthly charge beginning no earlier than February 1999. GTE filed a LNP tariff and instituted an end-user number portability fee per line, which began appearing on customer bills after February 1, 1999. The FCC is investigating the costs supporting the filing.

Internet Service Traffic

In February 1999, the FCC adopted an order finding that dial-up ISP-bound traffic is largely interstate based on a traditional examination of the end-to-end nature of the communication. In this ruling the FCC made it clear that its actions will not subject the Internet to regulation or eliminate the current Enhanced Service Provider exemption. The order stated that in the absence of a federal rule, existing state arbitration decisions on the issue may be appropriate under certain conditions. GTE is currently reviewing its existing contracts and FCC orders and will take further action as necessary. The order also contained a Notice of Proposed Rulemaking to consider the appropriate compensation for this traffic in the future. GTE has appealed the FCC's conclusion that it does not have to set a rate after it funds the traffic to be jurisdictionally interstate.

INTRASTATE SERVICES

In December 1996, the MPUC issued its order resolving arbitration issues between the Company and AT&T Communications of the Midwest, Inc. (AT&T). The order included the establishment of a resale discount rate of 24.9% and interim rates for unbundled network elements based on a modified Hatfield Cost Model presented by AT&T. A separate cost proceeding has been initiated by the MPUC to review the Company's costs for purposes of establishing permanent rates. The cost proceeding is expected to be completed by year end 1999.

SIGNIFICANT CUSTOMER

Revenues received from AT&T Corp. included amounts for access and billing and collection during 1998 and 1997 under various arrangements and amounted to $13.7 million and $12.5 million, respectively.


12. COMMITMENTS AND CONTINGENCIES

The Company has noncancelable leases covering certain buildings, office space and equipment. Rental expense was $726,000 and $415,000 in 1998 and 1997, respectively. Minimum rental commitments under noncancelable leases are $26,000, $14,000, $10,000, $7,000 and $4,000 for the years 1999-2003, respectively, and aggregate $19,000 thereafter.

The Company is subject to a number of proceedings arising out of the conduct of its business, including those relating to regulatory actions, commercial transactions and environmental, safety and health matters. Management believes that the ultimate resolution of these matters will not have a material adverse effect on the results of operations or the financial position of the Company.

Recent judicial and regulatory developments, as well as the pace of technological change, have continued to influence industry trends, including accelerating and expanding the level of competition. As a result, the Company's operations face increasing competition in virtually all aspects of its business. The Company continues to support greater competition in telecommunications, provided that, overall, the actions to eliminate existing legal and regulatory barriers benefit consumers by allowing an opportunity for all service providers to participate in a competitive marketplace under comparable conditions.